      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION APRIL 24, 1997

                                                      REGISTRATION NO. 333-15567
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


AMENDMENT NO. 3 TO FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
                                      1933

                            ------------------------

                             2CONNECT EXPRESS, INC.
                 (Name of Small Business Issuer in its Charter)

                FLORIDA                                   5731                                  65-0674664
    (State or Other Jurisdiction of           (Primary Standard Industrial                   (I.R.S. Employer
    Incorporation or Organization)             Classification Code Number)                Identification Number)

                             1700 N.W. 65TH AVENUE
                           PLANTATION, FLORIDA 33313
                           TELEPHONE: (954) 797-7960
                           FACSIMILE: (954) 797-8636
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)

                                MARC D. FISHMAN
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             1700 N.W. 65TH AVENUE
                           PLANTATION, FLORIDA 33313
                           TELEPHONE: (954) 797-7960
                           FACSIMILE: (954) 797-8636
           (Name, Address and Telephone Number of Agent for Service)

                            ------------------------

                                   Copies to:

                    ANDREW HULSH, ESQ.                                        WILLIAM K. HOLBROOK, ESQ.
                     BAKER & MCKENZIE                                             BURR & FORMAN LLP
                    701 BRICKELL AVENUE                                           SOUTHTRUST TOWER
                        SUITE 1600                                              420 NORTH 20TH STREET
                   MIAMI, FLORIDA 33131                                       BIRMINGHAM, ALABAMA 35203
                 TELEPHONE: (305) 789-8985                                    TELEPHONE: (205) 458-5484
                 FACSIMILE: (305) 789-8953                                    FACSIMILE: (205) 458-5100

     Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 24, 1997

PROSPECTUS

                                 700,000 UNITS


                             2CONNECT EXPRESS, INC.
                                                                            LOGO


     The 700,000 Units ("Units") offered hereby are being issued and sold by 2Connect Express, Inc. ("2Connect" or the "Company"). Each Unit consists of three shares of Common Stock, par value $.01 per share (the "Common Stock"), and one Common Stock Purchase Warrant (a "Warrant") of the Company. Each Warrant entitles the holder to purchase one share of Common Stock at a purchase price of $3.75 per share for a period of 60 days commencing one year from the date of this Prospectus. Neither the shares of Common Stock nor the Warrants contained in the Units are detachable or separately transferable from the Units until one year from the date of this Prospectus, at which time the Units will automatically terminate. The Units will be traded in the over-the-counter market on the pink sheets under the symbol CNTCU. Trading in the Common Stock, if at all, will not commence until one year from the date of this Prospectus. Application has been made for inclusion of the Units and the Common Stock on the Nasdaq SmallCap(sm) Market; however, there can be no assurance when, if ever, the Company will qualify for listing on the Nasdaq SmallCap(sm) Market or any stock exchange.


     Prior to this offering, there has been no public market for the Units, Common Stock or Warrants and there can be no assurance that such a market will develop after the completion of this offering or, if developed, that it will be sustained. The initial public offering price of the Units and the exercise price and other terms of the Warrants has been determined by agreement between the Company and Sterne, Agee & Leach, Inc. (the "Managing Underwriter") and are not necessarily related to the assets, book value or any other established criterion of value. See "Risk Factors" and "Underwriting." It is presently anticipated that the initial public offering price of the Units will be $9.25 per Unit.
                             ---------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGES 6 THROUGH 14 AND "DILUTION."
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=======================================================================================================================
                                                                       UNDERWRITING DISCOUNT
                                                 PRICE TO PUBLIC         AND COMMISSIONS(1)     PROCEEDS TO COMPANY(2)
-----------------------------------------------------------------------------------------------------------------------
Per Unit                                                $                        $                        $
-----------------------------------------------------------------------------------------------------------------------
Total(3)                                                $                        $                        $
=======================================================================================================================


(1) Does not reflect additional compensation to be received by the Underwriters in the form of: (i) Unit purchase warrants (the "Underwriter's Warrants") to purchase 34,600 Units at an exercise price of $9.90 per Unit, exercisable for the period commencing 11 months from the date of the issuance of the Underwriter's Warrant and ending on the date 12 months from the date of this Prospectus. Neither the Underwriter's Warrants nor the securities underlying the Underwriter's Warrants may be transferred for a period of one year from the date of this Prospectus. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated to be $438,000.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to 105,000 additional Units upon the same terms and conditions offered hereby, solely to cover overallotments, if any. If such option is exercised in full, additional gross proceeds, commissions and net proceeds to the Company will be $971,250, $77,700, and $893,550, respectively. See "Underwriting."


     The Units are offered by the several Underwriters, subject to prior sale, when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the Units will be made against payment at the offices
of Sterne, Agee & Leach, Inc. in Atlanta, Georgia, on or about             ,
1997.
                           STERNE, AGEE & LEACH, INC.
            , 1997

                          Depiction of 2Connect Store


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE UNITS OFFERED HEREBY, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS AND SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the financial statements, including the notes, thereto appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." Unless otherwise indicated, all financial information and share data in this Prospectus assumes no exercise of the Warrants included in the Units offered hereby, the Underwriters' overallotment option or the Underwriter's Warrants (including the Warrants therein).

                                  THE COMPANY

     The Company, a development stage company which was incorporated in April 1996, is a specialty retailer of Internet, cellular, PCS, paging, telephone, satellite and other communication-related services and products under the name "2Connect, America's Total Communications Store".

     Since inception, the Company has developed a business plan for the Company's operations and proposed expansion in South Florida; hired the executive and support personnel necessary to support the Company's proposed expansion in South Florida for the next six months; developed a standard 2Connect store design for its shopping mall and power center stores; engaged a site selection and construction oversight contractor to aid the Company in selecting and securing store sites and to oversee store construction; opened its first 2Connect store in Coral Springs, Florida in December 1996; entered into leases and commenced construction for two additional 2Connect stores in Miami, Florida scheduled to open in April and May, 1997; identified and commenced negotiations for six additional 2Connect store site locations in South Florida; entered into agreements with service providers and product vendors; and developed a marketing strategy.

     The Company seeks to differentiate its 2Connect stores and establish a foundation for growth by emphasizing the following strategic elements:

          One-Stop Shop. The 2Connect stores are intended to serve as a central retail location for customers to purchase Internet, cellular, paging, PCS, telephone and satellite TV services, in each instance from one or two leading service providers, and related products and accessories from an array of leading manufacturers. As an independent retailer, the Company is able to select from among the available service providers and manufacturers in choosing services and products to offer its customers.

          Quality In-Store Service. The Company believes that it will be able to attract and retain customers by providing a high level of service and consultation and by educating its customers as to the many benefits and advantages of the services and products offered by the Company.

          Competitive Pricing/Value To Customers. The Company believes that it is able to offer savings to its customers by providing individualized communications solutions designed to meet its customers' particular needs. The Company provides free in-store analysis of customers' communications and information service bills (Internet, cellular, PCS, paging, long distance telephone and TV programming), and advises customers of potential savings and ways to increase the value of their communications and information services. The Company also believes that it is able to offer competitive pricing on products and accessories sold in connection with communication services.

          Attractive Store Design And Layout. The design and layout of the 2Connect stores is intended to be visually appealing and inviting, and functional in its presentation of the services and products to be offered.

          Opportunity To Sample Services And Products. The 2Connect stores provide customers with the opportunity to sample within the store many of the services and products available for sale, and Company personnel is available to provide guidance and instruction for many of these services and products.

          Independent Distribution Channel. The Company seeks to create, to the extent possible, an independent distribution channel for Internet, PCS, cellular, paging, long distance telephone, and satellite TV services and products that is capable of retailing any brand or type of such services or products, irrespective of advances in technology, changes in consumer preferences, shifts in service or product brand name recognition or changes in government regulation.

          Quality Management And Employees. The Company seeks to attract, develop and motivate its employees through competitive compensation, benefits and bonus programs, comprehensive training programs, and defined career paths and advancement opportunities. The Company has established a Market Development Program. Under this program, the Company will hire a Market Developer in each geographic market where the Company intends to establish 2Connect stores. These Market Developers will be selected on the basis of their retail operating experience, knowledge of the Company's business and of the particular geographic market, and they will be responsible for overseeing and managing the development of 2Connect stores within their respective geographic markets, including the financial performance of the 2Connect stores, store operations, product and service pricing, and promotional activities. Market Developers will be compensated based upon the financial performance of the 2Connect stores under their supervision. The Company believes that its Market Development Program will provide incentive to the Market Developers to actively manage and develop 2Connect stores and dedicate Company resources to maintain the good will of 2Connect customers who have subscribed for services through 2Connect, and will enhance its ability to open new 2Connect stores.

     The Company's 2Connect store generates revenue from four primary sources. The Company receives an activation commission from cellular and PCS telephone service carriers, pager service, Internet service and satellite carriers when a customer initially subscribes for the related services. The amount of the activation commission paid by the service carriers is based upon various service plans offered by these carriers. The second source of revenue the Company receives is from monthly payments made by the service carriers to the Company based upon a percentage of the customers' usage. These payments, generally referred to as residual payments, are calculated based on the amount of the service billings generated by the base of customers activated by the Company on the particular service provider's system. The third source of revenue the Company receives is from the sale of in-store services such as use of Internet stations, creation of web pages, Internet training classes and technical consulting. The fourth source of revenue the Company receives is from the sale of the various hardware products, accessories, and information services offered at the 2Connect stores.

     The Company's executive offices are located at 1700 N.W. 65th Avenue, Plantation, Florida 33313. The Company's telephone number is (954) 797-7960.

                                  THE OFFERING


Securities Offered by the Company...............  700,000 Units, each Unit consisting of three shares of Common Stock and one Warrant to
                                                  purchase one share of Common Stock at a purchase
                                                  price of $3.75 per share for a period of 60 days
                                                  commencing one year from the date of this
                                                  Prospectus. See "Description of Securities."
Common Stock to be Outstanding after this
  Offering......................................  7,525,000 shares of Common Stock(1)
Use of Proceeds.................................  The Company intends to apply the net proceeds from this offering to the development of
                                                  additional 2Connect stores; organizational,
                                                  general and administrative expenses; and working
                                                  capital and general corporate purposes. See "Use
                                                  of Proceeds."
Risk Factors....................................  An investment in the Units offered hereby involves a high degree of risk. See "Risk
                                                  Factors."
Trading Symbols:
  Units.........................................  CNTCU
  Common Stock..................................  CNTC(2)


---------------


(1) Excludes as of the date of this Prospectus (i) 700,000 shares of Common Stock underlying the Warrants included in the Units which have an exercise price equal to $3.75 per share; (ii) 716,448 shares of Common Stock issuable upon exercise of stock options outstanding with a weighted average price of $1.18 per share; (iii) 1,323,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1996 Stock Option Plan; (iv) 55,552 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1996 Directors' Stock Option Plan; and (v) 138,400 shares of Common Stock underlying the 34,600 Units (including the Warrants therein) issuable upon exercise of the Underwriter's Warrants at an exercise price of $9.90 per Unit. See "Executive Compensation -- Director Compensation", "-- 1996 Stock Option Plan", "Description of Securities", "Underwriting" and Note 6(a) of Notes to Financial Statements.


(2) Trading in the Common Stock will not commence, if at all, until one year from the date of this Prospectus.

                                  RISK FACTORS

     Prospective investors should carefully consider the factors set forth below, in addition to the other information contained in this Prospectus, in evaluating the Company and its proposed business before making an investment decision.

RECENT ORGANIZATION; DEVELOPMENT STAGE COMPANY; ANTICIPATED OPERATING LOSSES


     The Company was organized in April 1996, and is in the development stage. The Company commenced operations of its first 2Connect store in December 1996 and has generated extremely limited operating revenue to date. Because the Company intends to increase its level of activities substantially following the consummation of this offering and, in connection therewith, will incur significant costs and expenses relating to the opening of additional 2Connect stores, the Company anticipates that it will incur losses until, at the earliest, the Company establishes a number of 2Connect stores generating sufficient revenue to offset its operating costs and the costs of its proposed continuing expansion. There can be no assurance that the Company will be able to successfully operate its two 2Connect stores or establish a sufficient number of additional stores to generate meaningful revenue or achieve profitable operations. The Company is subject to numerous risks, expenses, problems and difficulties typically encountered in establishing a new business. See "Proposed Business."


PROPOSED PLAN OF OPERATION


     The Company's plan of operation and prospects are dependent upon, among other things, achieving market acceptance of the 2Connect retail concept, hiring and retaining skilled management, market managers, store managers, and other personnel, identifying and acquiring suitable 2Connect store sites, identifying in a timely manner the type or types of 2Connect stores on which the Company should focus its development efforts, identifying and engaging reliable construction contractors, developing and constructing 2Connect stores in a timely manner, maintaining supply contracts favorable to the Company pursuant to which the Company will offer to its customers Internet, cellular, PCS, paging, telephone, satellite and other communication services, maintaining product supply contracts favorable to the Company, and successfully managing growth, if any. The Company has developed and operates only two 2Connect stores, and has no experience in developing a retail 2Connect store system, and the lack of success or closing of any 2Connect stores developed by the Company (and any continuing lease obligations and/or the write-off of non-recoverable construction and development costs) could have a material adverse effect upon the Company. There can be no assurance that the Company will be able to successfully continue to implement its business plan or that unanticipated expense, problems or difficulties will not result in material delays in its proposed plan of operation. In the event that the Company is not successful in implementing its business plan, purchasers of the Common Stock or Warrants offered hereby could lose all or a substantial portion of their investment. See "Proposed Business."


NEED FOR ADDITIONAL FINANCING


     The Company is dependent upon the proceeds of this offering, existing cash, anticipated supplier incentives, and cash flow from operations, if any, and other financing to implement its proposed business plan. The Company believes that the proceeds from the sale of the Units offered hereby will enable the Company to satisfy its anticipated financing needs for a period of at least 12 months following this offering. However, the capital requirements relating to implementation of the Company's business plan will be significant. Based on the Company's current assumptions relating to implementation of its business plan (including the timetable of, and cost associated with store development), the Company plans to develop, utilizing the proceeds of this offering, existing cash, certain anticipated supplier incentives, and cash flow from operations, if any, an additional 7-11 stores during the 12 months following consummation of this offering. If the Company's plans change, its assumptions prove to be inaccurate, or the capital resources available to the Company otherwise prove to be insufficient to implement its business plan (as a result of unanticipated expenses, problems or difficulties, or otherwise), the Company will be required to seek additional financing or curtail the activities in its business plan. There can be no assurance that the Company will have sufficient capital resources to permit the Company to open the number or type of stores currently planned or to otherwise implement such plan.

Although the Warrants and 716,448 stock options will be outstanding upon the consummation of this offering, the Warrants will not be exercisable for a period of one year from the date of this Prospectus and, thereafter, for a period of 60 days and, in any event, the Company will not be able to depend on the exercise of the Warrants or stock options to provide additional capital at least until such time, if any, as the market price of the Common Stock exceeds the exercise price of the Warrants and stock options. There can be no assurance that the market price of the Common Stock will ever reach such level or that the Warrants will be exercised. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. Any additional financing may involve substantial dilution to the interests of the Company's then existing shareholders.


RAPID EXPANSION; GROWTH STRATEGY


     The Company plans to pursue an aggressive growth strategy, the success of which will depend upon its ability to develop and open additional 2Connect stores, and to operate them profitably. The Company opened its first store in December 1996, its second store in April 1997, entered into a lease and commenced construction of its third store, all of which are located in South Florida, and plans to develop and open between 7-11 additional stores during the 12 months following consummation of this offering, although there can be no assurance that it will be able to do so. The Company's planned expansion will present numerous operational and competitive challenges to the Company's senior management and employees. The members of the Company's management team have limited experience in developing or successfully operating new business concepts. There can be no assurance that the Company's management will be successful in developing or operating additional 2Connect stores in accordance with the Company's business plan. See "Proposed Business -- Store Location and Expansion Strategy" and "Management."


     Achievement of the Company's expansion plans will depend in part upon its ability to: (i) obtain suitable sites at acceptable costs in potentially highly competitive real estate markets; (ii) compete successfully in new markets; (iii) hire, train, and retain qualified personnel, including Market Developers who are able to develop and manage new markets; (iv) integrate new 2Connect stores into existing services controls, distribution, inventory and information systems; (v) maintain service quality controls; and (vi) estimate costs and avoid significant cost overruns. The Company will incur significant start-up costs in connection with opening new 2Connect stores, including costs associated with construction, inventory, fixtures and equipment, and employee training. There can be no assurance that the Company will achieve its planned expansion goals, manage its growth effectively, or operate its 2Connect stores profitably. The failure of the Company to achieve its expansion goals on a timely basis, if at all, manage its growth effectively, or operate stores profitably would have a material adverse effect on the Company's results of operations. See "Use of Proceeds," "Management's Plan of Operation" and "Proposed Business -- Store Location and Expansion Strategy."

     The Company may incur substantial expenses identifying and investigating proposed areas of store development. There can be no assurance that any expenditures for investigating proposed areas for store development will ever be recouped. As of the date of this Prospectus, the Company has only undertaken to open stores in South Florida. The Company has not identified areas outside of South Florida where additional 2Connect stores will be built, nor has it conducted the necessary diligence or secured locations, local government permits, construction contractors, Market Developers, store personnel, or service providers for any 2Connect stores in geographic markets outside South Florida.

SERVICE PROVIDER RELATIONSHIPS

     The Company's ability to operate successfully and to pursue its expansion plans will depend in part upon its ability to establish and maintain good relationships with third-party providers of the various services and products offered at the 2Connect stores. The Company has extremely limited operating experience with working with these service providers. These service providers may choose to directly compete against the Company in delivering their services to consumers, and, as a result, decide to stop offering their services through the Company, which would have a material adverse effect upon the Company's business and prospects. See "Proposed Business -- Service Provider Contracts" and "Competition."

RELIANCE ON KEY PERSONNEL

     The Company's success will depend to a large degree upon the efforts and abilities of its officers and key management employees, particularly Marc Fishman, the Company's Chairman, Chief Executive Officer and President, Steve Stedman, the Company's Vice President-Finance and Controller, Jeff Manly, the Company's Vice President-Merchandising, and Kevin Killoran, the Company's Manager of Marketing and Store Development. The loss of the services of one or more of its key employees could have a material adverse effect on the Company's business and prospects. The Company has entered into employment and noncompetition agreements with each of its officers. The Company also intends to procure "key man" insurance on the life of Mr. Fishman providing for a payment to the Company upon the death of Mr. Fishman of $5,000,000. Additionally, in order to implement its plan of operation, the Company will be dependent upon its ability to hire qualified Market Developers, store managers and other employees. There can be no assurance that the Company will be able to hire and retain additional qualified and competent personnel on terms suitable to the Company, or that the people retained will perform to the standards the Company will need to successfully execute its strategy. All of the current officers of the Company were previously employed by Communicate! Powerstores, Inc. ("Communicate!"). Communicate! was intended to be a superstore retailer of computers and communication products and services, including a self service center for copying, printing and digital imaging, and installation and technical support services for the small business and home office market. In contrast to Communicate!, the 2Connect stores are not superstores, but specialty retailers focusing on a high level of customer service to persons interested in specialized communication services and related products, such as the Internet, cellular, paging, PCS, telephone and satellite TV, and are located in shopping malls or anchored by one or more superstores, typically containing a variety of smaller specialty stores. Marc Fishman, the Company's President, Chief Executive Officer and Chairman of the Board, conceived the business concept for Communicate! and, together with a New York based financial and corporate development company, began development of Communicate! This financial and development company received a majority of the stock in Communicate! and its Chairman and CEO served as Chairman and CEO of Communicate! Mr. Fishman held a 28% equity interest in Communicate!, which had raised a total of approximately $5,000,000 in private equity and debt offerings. Mr. Fishman resigned from Communicate! on May 18, 1996, after several disagreements with the CEO over the management and executive decisions. Kevin Killoran, a co-founder of the Company, and the Company's Manager of Marketing and Store Development and Secretary, resigned from Communicate! on May 19, 1996. The Company believes that Communicate! dismissed substantially all of its employees on May 24, 1996 due to financial difficulty. See "Proposed Business -- Business Strategy,"
"-- Employees," and "Management -- Executive Officers and Directors."

RISK OF OBSOLESCENCE

     The communications industry is characterized by rapidly changing technology and frequent new service and product introductions. The Company's success will depend upon its ability to identify and market those services and products which are in demand. The Company's success will also be affected by its ability to effectively manage its product inventory levels, and minimize the levels of slow-moving and obsolete products. See "Proposed Business -- Management Information Systems."

RAPID ADVANCES OF INDUSTRY

     The communications and information industries are fast paced and rapidly changing. There can be no assurance that the Company's plans as they exist today will be viable in the future. Shifts in technology, consumer buying patterns, and government regulations could hinder the Company's strategy and growth plans.

NEW CONCEPT; UNCERTAINTY OF MARKET ACCEPTANCE

     Mass marketing of Internet, cellular, paging, telephone and satellite services and related products is a relatively new concept and, consequently, although there is market demand for these services and products, the level of market acceptance of a retailer that focuses exclusively on these services and related products is subject to uncertainty. Moreover, the 2Connect name is not a recognized brand. The Company has not conducted and does not plan to conduct concept feasibility or market studies. In addition, the Company has extremely limited marketing experience. There can be no assurance that the Company's long-term marketing plan will be successful or that there will be significant market acceptance of the 2Connect stores. The Company lacks reliable data regarding the level of demand for and market acceptance of the 2Connect store concept. The Company believes that the third party service providers of Internet, cellular, PCS, paging, telephone and satellite TV services are the most widely recognized and utilized retailers of such services. The Company also believes that a wide variety of retailers have already developed reputations for offering certain Internet, cellular, PCS, paging, telephone and satellite TV services and/or products. Accordingly, achieving consumer awareness of the 2Connect concept is likely to require substantial effort and expenditures by the Company, and there can be no assurance that the Company will be successful in this regard. See "Proposed Business."

MANAGEMENT'S BROAD DISCRETION AS TO USE OF PROCEEDS; POTENTIAL CHANGE IN USE OF PROCEEDS


     Substantially all of the anticipated net proceeds of this offering will be allocated to the development of additional 2Connect stores (approximately $4,500,000) and working capital and other corporate purposes (approximately $1,019,000). Accordingly, Management will have broad discretion with respect to the expenditure of the net proceeds of this offering. Purchasers of the securities offered hereby will be entrusting their funds to the Company's management, upon whose judgment such purchasers must depend.


     Notwithstanding its plan to develop its business as described in this Prospectus, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate or changes in the distribution of communications and information technology, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. No assurance can be given that any such reallocation can or will be successful.

COMPETITION

     The Company is subject to intense competition from existing channels of distribution, such as service providers, dealers, and retailers. There can be no assurance that the Company will be able to compete effectively. Existing retailers could alter their business strategies to be more closely aligned with the 2Connect retailing concept to compete more effectively in the communications and information services category. These retailers may have one or more of the following competitive advantages, among others: brand name recognition, an existing store system, superior buying power, an existing customer base, substantial financial resources and a history of financial performance, prime real estate locations, an experienced sales and management staff, and knowledge of local customer shopping habits. The Company also recognizes that, even if its competitors were unable to or choose not to replicate certain aspects of the Company's retailing strategy, these competitors, including ABC Cellular Corp. and Let's Talk Cellular, Inc., might develop or have developed a retailing concept that the Company will not be able to successfully compete against. Additionally, other start-up operations could open in the Company's targeted markets, thus hindering the Company's growth plans. The Company believes that ultimately its most formidable competitor may be its suppliers, namely the service providers of Internet, cellular, paging, PCS, long distance telephone and satellite TV services.

     The Company believes that if it is correct that there is a need for accessible retail locations to provide mass market customers with Internet, cellular, paging, telephone, and satellite services, other existing retailers will focus on this emerging market, new retailers such as the Company will emerge to service portions or all of this market, and carriers will seek to horizontally integrate through entry into the market. On September 11, 1996, Sprint Corp. announced that it will provide one-stop shopping for phone services, paging services, prepaid phone cards, Internet access, long-distance service and eventually local phone service in about 300 square feet of each of the 6,800 Radio Shack stores. See "Proposed Business -- Competition."

CONTROL BY MARC D. FISHMAN


     Upon completion of this offering, Marc D. Fishman, the Company's Chairman, Chief Executive Officer and President, will own approximately 17.3% (approximately 16.6% if the Underwriters exercise their overallotment option in full) of the outstanding shares of the Common Stock. Pursuant to a ten-year Voting Trust entered into in June 1996, Mr. Fishman will have the right to vote approximately 44.9% (approximately 43.1% if the Underwriters exercise their overallotment option in full) of the outstanding shares of the Common Stock. Accordingly, the Company anticipates that Mr. Fishman is likely to continue to have the ability to control the Company and direct its affairs and business.


IMMEDIATE AND SUBSTANTIAL DILUTION


     Purchasers of the Units offered hereby will experience immediate and substantial dilution of $2.01 per share (66%) in the net tangible book value of their shares based upon an assumed initial public offering price of $9.25 per Unit. See "Dilution."


ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE


     Prior to this offering, there has been no public market for the Common Stock or the Units. There can be no assurance that active trading markets will develop or, if developed, be sustained upon completion of this offering, or that the market prices of the Common Stock or the Units will not decline below the initial public offering prices. The initial public offering prices of the Common Stock and the Units will be determined by negotiation between the Company and the Managing Underwriter, do not necessarily bear any relationship to the Company's asset value, net worth or other established criteria of value, and may not be indicative of the prices of the Common Stock or the Units that may prevail in the public market after this offering. Securities of issuers having relatively limited capitalization or securities recently issued in an initial public offering are particularly susceptible to volatility based on the short term trading strategies of certain investors. See "Underwriting."



MARKET LIQUIDITY



     The Units offered hereby will be traded in the over-the-counter market in what are commonly referred to as the "pink sheets" and, if the Units are approved for listing on the Nasdaq SmallCap(sm) Market, the Units will be traded on the Nasdaq SmallCap(sm) Market. Until the Units are listed on the Nasdaq SmallCap(sm) Market or a stock exchange, if ever, the liquidity of the Units could be impaired, not only in the number of Units which could be bought and sold, but also through delays in the timing of transactions, reduction in securities analysts' and the news media's coverage of the Company, if any, and lower prices for the Units than might otherwise be attained. Purchasers of the Units may have difficulty selling or obtaining accurate quotations of the price of the Units. Consequently, the liquidity of the Units may be adversely affected.



     The Managing Underwriter does not presently intend to make a market in the Common Stock; however, if the Common Stock is approved for listing on the Nasdaq SmallCap(sm) Market, upon termination of the Units, the Managing Underwriter intends to make a market in the Common Stock on the Nasdaq SmallCap(sm) Market. Until the Common Stock is listed on the Nasdaq SmallCap(sm) Market or a stock exchange, if ever, holders of the Common Stock may have difficulty selling or obtaining accurate quotations of the price of the Common Stock. Consequently, the liquidity of the Common Stock may be adversely affected.



     A significant number of Units may be sold to customers of the Underwriters. Such customers may subsequently engage in the sale or purchase of the securities through or with the Underwriters. Although they have no obligation to do so, the Underwriters may become market makers and otherwise effect transactions in securities of the Company, and, if they participate in such market, may be dominating influences in the trading of the securities. The prices and the liquidity of the securities may be significantly affected by the degree, if any, of the participation of the Underwriters in such market, should a market arise. See "Underwriting."



UNCERTAINTY OF LISTING ON THE NASDAQ SMALLCAP(SM) MARKET AND CERTAIN AFFILIATIONS OF THE COMPANY



     The Company has applied for listing of the Units and the Common Stock on the Nasdaq SmallCap(sm) Market. The National Association of Securities Dealers, Inc. ("NASD") is currently reviewing the Company's application for listing and has recently expanded the scope of its review to include the Company's initial financing activities. The NASD is reviewing the involvement and background of the entity which served as the Company's placement agent in a private financing of the Company's Common Stock in August 1996 and certain purchasers who purchased shares of the Company's Common Stock in private financings of the Company. There can be no assurance when, if ever, the Company will qualify for listing on the Nasdaq SmallCap(sm) Market or any stock exchange. Further, the Company is not in a position to reach any conclusions with respect to these matters under NASD review or the significance to the Company or the market for the Company's securities.



PROPOSED CHANGES TO NASDAQ LISTING CRITERIA



     In order to qualify for initial listing on the Nasdaq SmallCap(sm) Market, a company must, among other things, have at least $4,000,000 in total assets, $2 million net worth, $1 million "public float," and a minimum bid price for its securities of $3 per share (or $9 per Unit for the Company's Units). For continued listing on the Nasdaq SmallCap(sm) Market, a company must maintain $2 million in total assets, a $200,000 market value of the public float and $1 million in total capital and surplus. In addition, continued inclusion requires two market-markers and a minimum bid of $1 per share (or $3 per Unit for the Company's Units); provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion on the Nasdaq SmallCap(sm) Market if the market value of the public float is at least $1 million and the Company has $2 million in capital and surplus. If the Units or the Common Stock are listed on the Nasdaq SmallCap(sm) Market, the failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of the Units or the Common Stock on the Nasdaq SmallCap(sm) Market.



     The Nasdaq Stock Market, Inc. has recently proposed certain changes to the entry and maintenance criteria for listing eligibility on the Nasdaq SmallCap(sm) Market. The proposed entry standards would require at least $4,000,000 in net tangible assets or $750,000 in net income in 2 of the last 3 years. The proposed entry standards would also require a public float of at least 1,000,000 shares, a $5,000,000 market value of public float, a minimum bid price of $4.00 per share (or $12 per Unit for the Company's Units), at least 3 market makers, and at least 300 shareholders. The proposed maintenance standards (as opposed to entry standards) would require at least $2,000,000 in net tangible assets or $500,000 in net income in 2 of the last 3 years, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share (or $3 per Unit for the Company's Units), at least 2 market makers, and at least 300 shareholders. The Nasdaq Stock Market, Inc. is currently in the process of soliciting comments from investors, issuers, market participants, and others with respect to the foregoing proposed changes. No changes have yet been adopted by The Nasdaq Stock Market, Inc. If the Units or the Common Stock are listed on the Nasdaq SmallCap(sm) Market, no assurance can be given that the Company will be able to continue to satisfy the new proposed maintenance standards.



RISKS OF LOW-PRICED STOCKS; PENNY STOCK REGULATIONS



     The Company's securities are subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule will affect the ability of broker-dealers to sell the Company's Units, Common Stock and Warrants and will affect the ability of purchasers in this offering to sell any of the Units acquired pursuant to this Prospectus or the Common Stock or Warrants (including the Common Stock issuable upon exercise thereof) underlying the Units in the secondary market and the likelihood that a bank or financial institution will accept such securities as collateral.



     The regulations of the Securities and Exchange Commission (the "Commission") define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will apply to the Company's Units and Common Stock, unless such securities are listed on the Nasdaq SmallCap(sm) Market.

WARRANTS TO BE OUTSTANDING



     The Warrants comprising a part of the Units offered hereby will entitle the holders thereof to purchase an aggregate of up to 700,000 shares of Common Stock (805,000 shares of Common Stock if the underwriter's overallotment option is exercised in full), exercisable at a price of $3.75 per share. The Warrants are exercisable for a limited period of 60 days commencing one year from the date of this Prospectus. For the term of the Warrants, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock, with a resulting dilution in the interests of the then existing shareholders. The terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such securities. The holders of the Warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by the Warrants. See "Description of Securities -- Warrants."


POTENTIAL ADVERSE EFFECT OF FAILURE TO EXERCISE WARRANTS

     The Warrants are exercisable for a period of 60 days commencing one year from the date of this Prospectus. If holders of the Warrants elect not to exercise the Warrants during the limited period in which they are exercisable, the holders thereof would lose the benefit of the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. Furthermore, the Warrants will have no value and will likely terminate without exercise if the price of the Common Stock does not exceed the exercise price of the Warrants during the limited period during which the Warrants may be exercised. As a result of an exercise of the Warrants, existing shareholders may be diluted and the market price of the Common Stock may be adversely affected. If a Warrantholder fails to exercise his rights under the Warrants prior to the expiration date of the Warrants, then the Warrantholder will not be entitled to any benefit with respect to the Warrants. See "Description of Securities -- Warrants."

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

     Holders of the Warrants will only be able to exercise the Warrants if (a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect and (b) such securities are qualified for sale or exemption from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, and any unexercised Warrants will not terminate unless a current and effective registration statement covering the underlying Common Stock has been in effect for at least 60 days following the date on which the Warrants may first be exercised, there can be no assurance that the Company will be able to do so. Unless there is an effective and current registration statement covering the issuance of the Common Stock upon exercise of the Warrants, the Company will not accept payment for, or issue Common Stock with respect to, the exercise of any Warrants, and any payments made by a Warrant holder will be refunded by the Company. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of Warrants reside. See "Description of Securities -- Warrants."

UNDERWRITER'S WARRANTS


     In connection with the offering, the Company will sell to the Managing Underwriter, for nominal consideration, Unit purchase warrants (the "Underwriter's Warrants") to purchase an aggregate of 34,600 Units. The Underwriter's Warrants will be exercisable for a period of one year, commencing on the date of this Prospectus, at an exercise price of $9.90 per Unit. The holders of the Underwriter's Warrants will have the opportunity to profit from a rise in the market price of the Units and Common Stock, if any. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Underwriter's Warrants are outstanding. At any time when the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Underwriters' Warrants. See "Dilution," "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of the Company's outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Affiliated Transactions Act generally requires majority approval by disinterested directors or supermajority approval of disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance or transfer of shares or reclassifications of securities) between a corporation and a holder of more than 10% of the outstanding voting shares of the corporation, or any affiliate of such shareholder. This legislation could make the possible takeover of the Company or the removal of management of the Company more difficult or discourage hostile bids for control of the Company in which shareholders may receive premiums for their Common Stock. See "Description of Securities."

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


     Following this offering, the Company will have 17,475,000 authorized but unissued shares of Common Stock available for future issuance without shareholder approval (which number includes (i) 700,000 shares of Common Stock (805,000 shares of Common Stock if the underwriter's overallotment option is exercised in full) reserved for issuance upon exercise of Warrants included in the Units, (ii) 716,448 shares issuable upon the exercise of outstanding stock options, (iii) 1,323,000 shares reserved for issuance upon the exercise of options that may be granted under the Company's 1996 Stock Option Plan, (iv) 55,552 shares reserved for issuance upon the exercise of options that may be granted under the Company's 1996 Directors' Stock Option Plan and (v) 138,400 shares underlying the 34,600 Units (including the Warrants therein) issuable upon exercise of the Underwriter's Warrants). These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.


     The existence of authorized but unissued and unreserved Common Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management. See "Description of Securities."

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

     Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation or in a proceeding in which the corporation procures a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Florida law.

     The Company's Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers. The Bylaws provide further that the Company shall indemnify to the fullest extent permitted by Florida law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. The Bylaws also provide that directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company to the maximum extent permitted by Florida law.

     Prior to this offering, the Company will enter into separate indemnification agreements with its executive officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Bylaws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to provide directors' and officers' insurance, if available on reasonable terms. The Company believes these agreements are necessary to attract and retain qualified persons as directors and officers. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of a substantial number of shares of Common Stock into the public market following this offering could materially adversely affect the prevailing market price for the Common Stock. Upon completion of this offering, the Company will have outstanding 7,525,000 shares of Common Stock. Of these outstanding shares, the 2,100,000 shares included in the Units sold in this offering will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act, although such shares may be traded only as part of the Units
until                , 1998. Of such 5,425,000 remaining outstanding shares of
Common Stock: (i) 1,300,000 shares will become eligible for sale under Rule 144 promulgated under the Securities Act ("Rule 144") on April 19, 1998; (ii) 600,000 shares will become eligible for sale under Rule 144 on April 20, 1998;
(iii) 1,505,000 shares will become eligible for sale under Rule 144 on May 15, 1998; (iv) 515,000 shares will become eligible for sale under Rule 144 on May 17, 1998; (v) 1,500,000 shares will become eligible for sale under Rule 144 on August 30, 1998 and (vi) 5,000 shares will become eligible for sale under Rule 144 on April 22, 1999. Rule 144 was recently amended to reduce the holding period for restricted securities, including such 5,425,000 shares of Common Stock, from two years to one year. Accordingly, as a result of this amendment, which will become effective on April 29, 1997, such shares will become eligible for resale under Rule 144 on a date which is exactly one year earlier than the dates described above. See "Shares Eligible for Future Sale."



     Upon consummation of this offering, the Company will have 2,933,400 shares of Common Stock reserved for issuance, which figure includes: (i) 700,000 shares of Common Stock issuable upon exercise of the Warrants; (ii) 716,448 shares of Common Stock issuable upon exercise of stock options (weighted average exercise price $1.18 per share); (iii) an aggregate of 1,378,552 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1996 Stock Option Plan and 1996 Director's Stock Option Plan; and (iv) 138,400 shares of Common Stock underlying the 34,600 Units (including the Warrants therein) issuable upon exercise of the Underwriter's Warrants.


     All of the Company's officers and directors have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period for a period of 18 months from the date of this Prospectus without the prior written consent of the Managing Underwriter.

     Prior to this offering, there has been no market for the Units, Common Stock or Warrants and no prediction can be made as to the effect, if any, that market sales of Units or shares of Common Stock or the availability of shares of Common Stock for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Units or Common Stock may be sold in the public market may adversely affect prevailing market prices for the Units and the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities," "Management -- Director Compensation," "Management -- 1996 Option Plan," "Underwriting" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 700,000 Units offered hereby, after deducting underwriting discounts and estimated offering expenses, are estimated to be approximately $5,519,000 (approximately $6,412,550 if the Underwriters' overallotment option is exercised in full) based on an assumed initial public offering price of $9.25 per Unit. The Company intends to use such proceeds as follows:



                                                               APPROXIMATE     PERCENTAGE OF
APPLICATION OF PROCEEDS                                       DOLLAR AMOUNT    NET PROCEEDS
-----------------------                                       -------------    -------------
Store development(1)........................................   $4,500,000            82%
Organizational, general and administrative costs(2).........      500,000             9%
Working capital and general corporate purposes..............      519,000             9%
                                                               ----------         ------
          Total.............................................   $5,519,000         100.0%
                                                               ==========         ======


---------------


     (1) Represents those proceeds from this offering which comprise part of the estimated costs relating to opening 7-11 2Connect stores, which includes site selection costs; leasehold improvements; furniture, fixtures and equipment; signage; opening store inventories; store development, related professional fees and expenses and certain store pre-opening expenses, including salaries, training, travel, advertising, and promotion, but excludes lease payments. See "Proposed Business -- Proposed Store Locations and Expansion Strategy."

     (2) Represents those proceeds from this offering which comprise part of the estimated costs in connection with the Company's administrative operations, including employee compensation, headquarter lease and utilities, professional services, and miscellaneous corporate expenses.


     If the Underwriters exercise their overallotment option in full, the Company will realize additional net proceeds of approximately $893,550, which will be applied to working capital.


     Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, investment-grade, interest-bearing obligations.

     The Company anticipates that the proceeds, if any, received from any exercise of the Warrants or the Underwriter's Warrants will be utilized for working capital and other corporate purposes.


     The Company believes that the proceeds from the sale of the Units offered hereby will enable the Company to satisfy its anticipated financing needs for a period of at least 12 months following this offering. However, the capital requirements relating to implementation of the Company's business plan will be significant. Based on the Company's current assumptions relating to implementation of its business plan (including the timetable of, and cost associated with, store development), the Company will seek to develop, utilizing the proceeds of this offering, existing cash, certain anticipated supplier incentives, and cash flow from operations, if any, 7-11 stores during the 12 months following consummation of this offering. If the Company's plans change, its assumptions prove to be inaccurate, or the capital resources available to the Company otherwise prove to be insufficient to implement its business plan (as a result of unanticipated expenses, problems or difficulties, or otherwise), the Company would be required to seek additional financing or curtail its activities. There can be no assurance that the Company will have sufficient capital resources to permit the Company to open the number or type of 2Connect stores proposed in its business plan or to otherwise implement such plan.


                                DIVIDEND POLICY

     The Company has never paid any dividends. The Company anticipates that future earnings, if any, will be retained to finance the continuing development of its business. Accordingly, the Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at December 31, 1996, (i) on an actual basis and (ii) as adjusted to reflect the sale of the 700,000 Units (at an assumed initial public offering price of $9.25 per Unit), and the application of the net proceeds therefrom. See "Use of Proceeds."



                                                                   DECEMBER 31, 1996
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(2)
                                                              -----------   --------------
Shareholders' equity:
Common stock, $0.01 par value. Authorized 25,000,000 shares;
  issued and outstanding 5,420,000 shares actual and
  7,520,000 shares as adjusted(1)...........................  $    54,200    $    75,200
Additional Paid-in capital..................................    3,257,320      8,755,320
Deficit accumulated during the development stage............   (1,056,945)    (1,056,945)
                                                              -----------    -----------
  Total shareholders' equity................................    2,254,575      7,773,575
                                                              -----------    -----------
  Total capitalization......................................  $ 2,254,575    $ 7,773,575
                                                              ===========    ===========


---------------

(1) Does not include 675,000 shares of Common Stock subject to options outstanding at December 31, 1996 having a weighted average exercise price of $1.10 per share. See "Management -- Director Compensation," "Management -- 1996 Stock Option Plan," "Executive Compensation -- Option Grants," and Note 6(a) of Notes to Financial Statements.
(2) Assumes no exercise of the Warrants.

                                    DILUTION


     The net tangible book value of the Company as of December 31, 1996 was approximately $2,254,575 or $0.42 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 2,100,000 shares of Common Stock included in the Units offered hereby at an assumed initial public offering price of $9.25 per Unit, and the receipt by the Company of the net proceeds therefrom, the pro forma net tangible book value of the Company as of December 31, 1996 would have been $7,773,575 or $1.03 per share. This represents an immediate increase in pro forma net tangible book value of $0.61 per share to existing shareholders and an immediate dilution of $2.01 per share to new investors ("New Investors") purchasing Units in this Offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share of Common
  Stock.....................................................             $3.04
  Net tangible book value per share before offering.........    $0.42
  Increase in net tangible book value per share attributable
     to New Investors.......................................     0.61
                                                                -----
Pro forma net tangible book value per share after
  offering..................................................              1.03
                                                                         -----
Dilution per share to New Investors.........................             $2.01
                                                                         =====


     The following table summarizes, as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total cash consideration paid, and the average price per share paid by existing shareholders and to be paid by purchasers of Units offered hereby at an assumed initial offering price of $9.25 per Unit (before deducting the underwriting discounts and commissions and estimated offering expenses):


                                       SHARES PURCHASED      TOTAL CASH CONSIDERATION    AVERAGE
                                    ----------------------   ------------------------   PRICE PER
                                     NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE     SHARE
                                    ---------   ----------   -----------   ----------   ---------
Existing shareholders.............  5,420,000        72%     $ 3,762,050        37%       $0.69
New investors.....................  2,100,000        28        6,475,000        63         3.04(1)
                                    ---------     -----      -----------      ----
          Total...................  7,520,000       100%     $10,237,050       100%
                                    =========     =====      ===========      ====


---------------


(1) $87,500 of the total cash consideration has been allocated to the Warrants and, as such, is excluded when calculating the average price per share.



     If the Underwriters' overallotment option is exercised in full, the number and percentage of shares purchased by New Investors will be 2,415,000 and 31%, respectively, the amount and percentage of total cash consideration paid by New Investors will be $7,446,250 and 66%, respectively, and the existing shareholders' percentage of shares of Common Stock purchased and percentage of total consideration paid will be 69% and 34%, respectively. The computations in the tables above exclude: (i) 675,000 shares of Common Stock issuable upon the exercise of stock options outstanding at December 31, 1996 at a weighted average exercise price of approximately $1.10 per share; (ii) 1,325,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's 1996 Stock Option Plan; and (iii) 100,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's Director's Option Plan. To the extent such options are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- 1996 Stock Option Plan,"
"Management -- Director Compensation," and Note 6(a) of Notes to Financial Statements.

                         SELECTED FINANCIAL INFORMATION

     The selected statement of operations data set forth below with respect to the period from April 19, 1996 (date of inception) to December 31, 1996 and the selected balance sheet data at December 31, 1996 are derived from the financial statements of the Company that have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data should be read in conjunction with "Management's Plan of Operation" and the financial statements and related notes included elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:


                                                                 PERIOD FROM
                                                                APRIL 19, 1996
                                                                (INCEPTION) TO
                                                              DECEMBER 31, 1996
                                                              ------------------
Net Sales...................................................     $    88,203
Cost of Sales...............................................          61,047
                                                                 -----------
          Gross Profit......................................          27,156
General and administrative expenses:
  Salaries..................................................         408,406
  Professional services.....................................         190,891
  Sales and marketing.......................................         243,103
  Other.....................................................         286,397
                                                                 -----------
          Operating loss....................................      (1,101,641)
Interest income.............................................          44,696
                                                                 -----------
          Net loss..........................................     $(1,056,945)
                                                                 ===========
Net loss per share..........................................     $      (.18)
                                                                 -----------
Number of shares used in calculating net loss per share.....       5,843,745(1)
                                                                 ===========



                                                                   DECEMBER 31, 1996
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(2)
                                                              ----------    --------------
Balance Sheet Data:
  Cash......................................................  $1,939,985      $7,595,305
  Total assets..............................................   2,874,864       8,310,119
  Total shareholders' equity................................   2,254,575       7,773,575


---------------

(1) All Common Stock and Common Stock equivalents issued by the Company prior to the date of this Prospectus have been included in the calculation of the number of shares used in calculating net loss per share (using the treasury stock method).

(2) Adjusted to give effect to the sale of 700,000 Units offered by the Company hereby at an assumed initial public offering price of $9.25 per Unit, and the application of the net proceeds therefrom. Of the $220,065 of deferred financing costs incurred at December 31, 1996, $136,320 had been paid in cash as of December 31, 1996.

                         MANAGEMENT'S PLAN OF OPERATION

     The following should be read in conjunction with the Financial Statements of the Company and the Notes thereto, and the other financial and other information included elsewhere in this Prospectus. This Prospectus contains certain statements regarding future trends which are subject to various risks and uncertainties. Such trends, and their anticipated impact on the Company, could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

GENERAL


     The Company was organized in April 1996, and is in the development stage. The Company commenced operations of its first 2Connect store in December 1996 and has generated extremely limited operating revenue to date. The Company's first 2Connect store generated revenue of approximately $383,000 for the 131 days from the opening on December 6, 1996 to April 15, 1997. The Company's second 2Connect store generated revenue of approximately $79,000 for the 12 days from the opening on April 4, 1997 to April 15, 1997. Because the Company intends to increase its level of activities substantially following the consummation of this offering and, in connection therewith, will incur significant costs and expenses relating to the opening of additional 2Connect stores, the Company anticipates that it will incur losses until, at the earliest, the Company establishes a number of 2Connect stores generating sufficient revenue to offset its operating costs and the costs of its proposed continuing expansion. There can be no assurance that the Company will be able to successfully operate its first 2Connect store or establish a sufficient number of additional stores to generate meaningful revenue or achieve profitable operations.


     The Company's 2Connect stores generate revenue from four primary sources. The Company receives an activation commission from service providers when a customer initially subscribes for the related services. The amount of the activation commission paid by the service carriers is based upon various service plans offered by these carriers. The second source of revenue the Company receives is from monthly payments made by the service carriers to the Company based upon a percentage of the customers' usage. These payments, generally referred to as residual payments, are calculated based on the amount of the service billings generated by the base of customers activated by the Company on the particular service provider's system. The third source of revenue the Company receives is from the sale of in-store services such as use of Internet stations, creation of web pages, and technical consulting. The fourth source of revenue the Company receives is from the sale of the various hardware products, accessories, and information services offered at the 2Connect stores.

     The Company also receives service-provider and product-vendor funding and allowances in the form of cooperative advertising allowances, market development funds, new store allowances, and rebates, although there can be no assurance that the Company will regularly receive such funding or allowances. Cooperative advertising allowances are provided by service providers and product vendors ("service and product vendors") for store advertising that features their services or products. Cooperative advertising allowances are generally available to mass market retailers of cellular, PCS, paging, telephone, and satellite TV services and products. Market development funds are additional funds provided by the service and product vendors for marketing and advertising. Market development funds are only provided to selected mass market retailers of cellular, PCS, paging, telephone, and satellite TV services and products. New store allowances are funds provided by the service and product vendors to offset the costs of developing new stores. These funds, which can be used as determined by the retailers receiving them, are provided by service and product vendors only to selected mass market retailers as they develop new stores. Rebates are discounts or allowances that are generally available from service and product vendors to mass market retailers of cellular, PCS, paging, telephone, and satellite TV services and products for exceeding sales volume targets.


     Since inception, the Company has developed a business plan for the Company's operations and proposed expansion in South Florida; hired the executive and support personnel necessary to support the Company's proposed expansion in South Florida for the next six months; developed a standard 2Connect store design for its shopping mall and power center stores; engaged a site selection and construction oversight contractor to aid the Company in selecting and securing store sites and to oversee store construction; opened two 2Connect stores; commenced construction on its third store scheduled to open in April 1997; identified and commenced negotiations for six additional 2Connect store site locations in South Florida; entered into agreements with service providers and product vendors; and developed a marketing strategy.


     In the period from April 19, 1996 (inception) to December 31, 1996, the Company incurred general and administrative expenses of $1,128,797, which includes expenses of $408,406, $190,891, $243,103, $286,397 for salaries, professional services, sales and marketing and other items, respectively.

     The nature of the professional services to date are for the development of the new store design, fixture design, corporate identity and marketing programs, legal and accounting fees as well as fees for professional consulting and assistance in the development of the concept. Many of these costs will continue into the future, although costs for store, fixture and identity development should decrease significantly in 1997. Other expenses include recruitment, moving expenses, travel, telephone, utilities, bank charges and other miscellaneous expenses. It is anticipated that these costs will continue to be of a recurring nature.

LIQUIDITY AND CAPITAL RESOURCES


     As of April 15, 1997, the Company has approximately $790,000 in cash and cash equivalents. The Company anticipates receiving $5,519,000 in net proceeds from the sale of the Units offered hereby ($6,412,550 if the Underwriter's overallotment option is exercised in full).


     The Company anticipates that its cost of developing each 2Connect store will range from $453,000 to $568,000, primarily depending on the size of the store and the extent of required leasehold improvements. These costs include site selection costs, leasehold improvements, furniture, fixtures and equipment, signage, opening store inventories, development-related professional fees and expenses and certain pre-opening expenses, including salaries, training, advertising and promotion, but excludes lease payments. The Company anticipates that approximately 75 days are required from the date a site is made available to the Company to renovate, equip and furnish the store, obtain the necessary licenses and approvals, and open a store. The Company does not anticipate that the costs or time period required to develop and open a 2Connect store in a shopping mall or a power center mall will significantly vary. See "Proposed Business -- Store Location and Expansion Strategy."


     The Company is dependent upon the proceeds of this offering, existing cash, certain anticipated supplier incentives, and cash flow from operations, if any, or other financing to implement its proposed business plan. The Company believes that the proceeds from the sale of the Units offered hereby will enable the Company to satisfy its anticipated financing needs for a period of at least 12 months following this offering. Based on the Company's current assumptions relating to implementation of its business plan (including the timetable of, and cost associated with, store development), the Company will seek to develop, utilizing the proceeds of this offering, existing cash, certain anticipated supplier incentives, and cash flow from operations, if any, 7-11 stores during the 12 months following consummation of this offering. If the Company's plans change, its assumptions prove to be inaccurate, or the capital resources available to the Company otherwise prove to be insufficient to implement its business plan (as a result of unanticipated expenses, problems or difficulties, or otherwise), the Company would be required to seek additional financing or curtail its activities. There can be no assurance that the Company will have sufficient capital resources to permit the Company to open the number or type of 2Connect stores proposed in its business plan or to otherwise implement such plan.


     Although the Warrants will be outstanding after the date hereof, the Warrants will not be exercisable for a period of 12 months from the date of this Prospectus and, in any event, the Company will not be able to depend on the exercise of the Warrants to provide additional capital at least until such time, if any, as the market price of the Common Stock exceeds the exercise price of the Warrants. No assurance can be given that the market price of the Common Stock will ever reach such level or that the Warrants will be exercised. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. Any additional financing may involve substantial dilution to the interests of the Company's then existing shareholders.

     In addition, any implementation of the Company's business plan subsequent to the 12-month period following this offering will require capital resources substantially greater than the proceeds of this offering or otherwise currently available to the Company. The Company anticipates that cash flow from operations, if any, will be utilized to fund future capital expenditures. If cash flow from operations is not available in sufficient amounts, the Company may seek additional debt or equity financing. There can be no assurance that the Company will generate sufficient, or any, cash flow from operations or that additional financing will be available on acceptable terms, or at all, to fund the Company's future plans for capital expenditures.

     Since inception, the Company's development has been funded by the proceeds of three private offerings of Common Stock which raised $3,236,957 in net proceeds. In the first private offering, which closed on May 15, 1996, the Company sold 1,505,000 shares of Common Stock for aggregate net proceeds of $30,100, in the second private offering, which closed on May 17, 1996, the Company sold 515,000 shares of Common Stock for aggregate net proceeds of $356,950, and in the third private offering, which closed on August 30, 1996, the Company sold 1,500,000 shares of Common Stock for aggregate net proceeds of $2,849,907.

                               PROPOSED BUSINESS

     The following should be read in conjunction with the Financial Statements of the Company and the Notes thereto, and the other financial and other information included elsewhere in this Prospectus. This Prospectus contains certain statements regarding future trends which are subject to various risks and uncertainties. Such trends, and their anticipated impact on the Company, could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. Prospective investors must consider that as of the date of this Prospectus, the Company opened its first store in December 1996. See "Risk Factors -- Forward Looking Statements and Associated Risks."

GENERAL


     The Company, a development stage company which was incorporated in April 1996, is a specialty retailer of Internet, cellular, PCS, paging, telephone, satellite and other communication-related services and products under the name "2Connect, America's Total Communications Store". Since inception, the Company has developed a business plan for the Company's operations and proposed expansion in South Florida; hired the executive and support personnel necessary to support the Company's proposed expansion in South Florida for the next six months; developed a standard 2Connect store design for its shopping mall and power center stores; engaged a site selection and construction oversight contractor to aid the Company in selecting and securing store sites and to oversee store construction; opened two 2Connect stores in South Florida; entered into a lease and commenced construction of its third 2Connect store in South Florida; identified and commenced negotiations for six additional 2Connect store site locations; entered into agreements with service providers and product vendors; and developed a marketing strategy.


BUSINESS STRATEGY

     The Company seeks to differentiate its stores and establish a foundation for growth by emphasizing the following strategic elements:

          ONE-STOP SHOP. The 2Connect stores are intended to serve as a central retail location for customers to purchase Internet, cellular, paging, PCS, telephone and satellite TV services, in each instance from one or two leading service providers, and related products and accessories from an array of leading manufacturers. As an independent retailer, the Company is able to select from among the available service providers and manufacturers in choosing services and products to offer its customers.

          QUALITY IN-STORE SERVICE. The Company believes that it will be able to attract and retain customers by providing a high level of service and consultation and by educating its customers as to the many benefits and advantages of the services and products offered by the Company.

          COMPETITIVE PRICING/VALUE TO CUSTOMERS. The Company believes that it is able to offer savings to its customers by providing individualized communications solutions designed to meet its customers' particular needs. The Company provides free in-store analysis of customers' communications and information service bills (Internet, cellular, paging, PCS, long distance telephone, and TV programming), and advising customers of potential savings and ways to increase the value of their communications and information services. The Company also believes that it is able to offer competitive pricing of products and accessories sold in connection with communication services.

          ATTRACTIVE STORE DESIGN AND LAYOUT. The design and layout of the 2Connect stores is intended to be visually appealing and inviting, and functional in its presentation of the services and products to be offered.

          OPPORTUNITY TO SAMPLE SERVICES AND PRODUCTS. The 2Connect stores will provide customers with the opportunity to sample within the store many of the services and products available for sale, and Company personnel is available to provide guidance and instruction for many of these services and products.

          INDEPENDENT DISTRIBUTION CHANNEL. The Company seeks to create, to the extent possible, an independent distribution channel for Internet, cellular, paging, PCS, telephone, and satellite TV services and products that is capable of retailing any brand or type of such services or products, irrespective of advances in technology, changes in consumer preferences, shifts in service or product brand name recognition or changes in government regulation.

          QUALITY MANAGEMENT AND EMPLOYEES. The Company seeks to attract, develop and motivate its employees through competitive compensation, benefits and bonus programs, comprehensive training programs, and defined career paths and advancement opportunities. The Company has established a Market Development Program. Under this program, the Company will hire a Market Developer in each geographic market where the Company intends to establish 2Connect stores. These Market Developers will be selected on the basis of their retail operating experience, knowledge of the Company's business and of the particular geographic market, and they will be responsible for overseeing and managing the development of 2Connect stores within their respective geographic markets, including the financial performance of the 2Connect stores, store operations, product and service pricing, and promotional activities. Market Developers will be compensated based upon the financial performance of the 2Connect stores under their supervision. The Company believes that its Market Development Program will provide incentive to the Market Developers to actively manage and develop 2Connect stores and will enhance its ability to open new 2Connect stores.

SERVICES AND PRODUCTS

     The 2Connect stores are intended to serve as a central retail location for customers to purchase Internet, cellular, paging, PCS, telephone and satellite TV services, in each instance from a leading service provider, and related products and accessories from an array of leading brand-name manufacturers. Listed below are the services and products the Company currently offers for sale in its first 2Connect store and plans to offer for sale in each of its 2Connect stores:

        INTERNET                   WIRELESS                   TELEPHONE                  SATELLITE
        --------                   --------                   ---------                  ---------
Access Accounts:           Cellular Services &        Local Phone Services       Programming Services
  Internet Access            Phones                   Long Distance              Products and
    Accounts               Pagers & Services            Services                   Accessories
  E-Mail Accounts          PCS Services &             Smart Telephone            Installation
  Special Interest           Phones                     Products
  Subscriptions            Personal Communicators       and Services
                                                      Long Distance
  Products, Hardware,                                   Prepaid Cards
  Software &                                          Cordless Telephones
    Accessories:                                      Fax Machines
    Web TV Systems                                      Hardware
    Internet                                            Accessories
      Software                                          Services
    Internet
      Accessories
    Books and
    Magazines
  Other Internet
    Services:
    Web Page Design
    Web Page
    Hosting
    Internet Training
    Personal
    Consulting
      (Rent-A-Tech)
    In-Store Pay-Per-
      Use
    Internet Stations
    Internet Domain
    Registration

     In 1997, the Company anticipates that approximately 10%, 73%, 15% and 2% of its total revenues will be derived from the Internet, Wireless, Telephone and Satellite categories, respectively, although no assurance can be given in this regard.

INTERNET

     The Company offers all of the services, software, products, accessories and information its customers will need to connect to the Internet, including the following:

     Access Accounts

          INTERNET ACCESS ACCOUNTS. Internet access accounts are required for individuals to connect their computers or other hardware to the Internet. The Company offers Internet access accounts from CyberGate Technologies, Inc., a leading, third party service provider, and Web TV Network, a national Internet service provider. Customers are able to select plans from a variety of available options based upon their individual usage requirements.

          E-MAIL ACCESS ACCOUNTS. E-Mail (Electronic Mail) accounts enable individuals to send and receive electronic messages world-wide through the Internet. The Company offers basic E-Mail subscription accounts to customers from the Company's third-party Internet access provider.

          SPECIAL INTEREST SUBSCRIPTIONS. Special interest subscriptions include Internet services that enable individuals or businesses to access specialized services such as customized newspapers, home banking from a computer, personalized electronic travel services, and other services. The Company intends to offer special interest Internet subscriptions from an array of leading third-party electronic publishers and service providers,
     including             .

     Hardware, Software and Accessories

          INTERNET TELEVISION SYSTEMS ("WEB TV SYSTEMS"). Web TV Systems enable users to access the Internet's World Wide Web with his or her existing television equipment. A Web TV System is comprised of a converter device (similar to a cable TV converter box), a remote control, and a wireless keyboard. The Company offers Web TV Systems from Sony Corporation.

          SOFTWARE. The Company offers a limited assortment of Internet and communication computer software titles from leading software developers. Categories of software include Internet Browsers (required for computer users to access and browse the Internet's World Wide Web), Internet Security (software that is primarily used by parents to limit children's access to distasteful content sometimes found on the Internet), Internet Telephone software (software that enables users to make and receive phone calls over the Internet thereby eliminating long distance charges), Web Page Design programs (software that allows users to design their own Internet Web Pages on their computers), E-Mail Programs (software required to send and receive E-Mail from a computer), and other communication software programs.

          ACCESSORIES. As a convenience to customers, the Company offers a limited selection of computer accessories such as computer cables, computer mouse pads, diskettes, surge protectors and other miscellaneous accessories.

          BOOKS AND MAGAZINES. The Company offers a selection of leading titles of books and magazines related to the Internet and communication services.

     Other Internet Services

          WEB PAGE DESIGN. Internet Web Pages are personalized "pages" or locations/addresses on the Internet's World Wide Web where individuals and/or businesses can display information about themselves, their businesses, or any other information. The Company offers, at an additional charge to customers, in-store assistance by Company employees in designing, creating, maintaining and hosting Internet Web Pages.

          INTERNET TRAINING. The Company offers, at an additional charge to customers, in-store Internet training classes with training provided by Company employees.

          PERSONAL CONSULTATION ("RENT-A-TECH"). The Company offers, at an additional charge to customers, personal consulting services to provide customers with Internet and communication services solutions.


          IN-STORE PAY-PER-USE INTERNET STATIONS. The Company intends to have within each 2Connect store between one and four Internet computers where customers can sit down and explore the Internet on their own. The Company has 4 of these Internet computers in its existing stores. Operation of the Internet computer stations is regulated by prepaid "2Connect cards" which will permit the use of the stations for specified amounts of time. Each Internet station will present customers with concise instructions to help guide users. The Company intends to provide, adjacent to each station, information on recommended Internet sites to visit, with topics organized by lifestyle. The Company's in-store Internet stations will also allow customers the ability to send E-mail from the store.

          INTERNET DOMAIN NAME REGISTRATION. Internet addresses (or "Domain Names") are unique addresses assigned to individuals and/or businesses through the Internet Society. The most common form of addresses are those for Internet Web Pages. The Company offers such registration services, for a fee, to its customers.

     As the Internet is shaped by evolving technologies and newly available services, the Company intends to aggressively offer new services and products to allow its customers to more fully utilize the Internet's potential.

WIRELESS

     The Company offers cellular and paging services, PCS services, and Personal Communicators (also generally known as Personal Digital Assistants or PDAs), and related services, hardware and accessories, including the following:

          CELLULAR SERVICES, PHONES AND ACCESSORIES. The Company offers cellular telephone service from Bell South Mobility, a leading third-party service provider. The Company offers a wide assortment of cellular telephone hardware and a broad selection of cellular phone accessories such as batteries, home and car chargers, vehicle adapter kits, cases and starter kits from leading brand-name manufacturers including Motorola, Ericsson, Nokia, Sony and Mitsubishi.

          PAGERS, SERVICES AND ACCESSORIES. The Company offers various types of wireless pagers, including numeric (standard pagers that can only display numbers), alphanumeric (pagers that can display numbers and/or text) and 2-way (alphanumeric pagers that give users the ability to respond to messages with the touch of a button), and related paging services. The Company offers paging services from two of the leading national paging service providers, SkyTel and MobilCom. The Company also offers a broad assortment of pager hardware and a complete selection of pager accessories from leading brand name manufacturers including Motorola, Sony, Panasonic and NEC.

          PCS SERVICES, PHONES AND ACCESSORIES. PCS ("Personal Communication Services") is a new wireless communication service that is being marketed as an alternative to cellular phones. PCS telephones and service operate in a manner similar to cellular telephones, but utilize different transmission frequencies. Differences exist in the service features available, the service coverage areas, and the service plan pricing options and structure. The Company offers PCS service from PrimeCo., a leading PCS service provider. The Company also intends to offer PCS service, an assortment of competing brands of PCS phone hardware and accessories from additional service providers and manufacturers if and as the Company expands to other geographic markets.

          PERSONAL COMMUNICATORS. Personal Communicators (also known as Personal Digital Assistants or PDAs) are an emerging category of wireless communicators and personal organizers. Personal communicators are palm-top sized devices that are capable of performing basic data management features such as an address book, to-do lists, calendar and schedulers, expense tracking and spreadsheets and, with appropriate peripherals, advanced communication functions such as E-Mail, remote faxing, paging, Internet access, computer linking, and other forms of data transmission and reception. The Company offers a wide assortment of Personal Communicators from competing brand name manufacturers including Hewlett-Packard, Psion, Sharp and US Robotics, along with the accompanying accessories, peripherals and software. The Company also offers subscriptions to Personal Communicator services such as E-Mail and Internet access from leading brand-name service providers as they become available.

TELEPHONE

     The Company offers for sale a wide variety of telephone services, along with the required hardware and accessories geared toward the individual or home user, including the following:

          LOCAL TELEPHONE SERVICES. The Company intends to offer basic telephone sign up and service, second phone line sign up and service, ISDN sign up and service, and premium telephone services, including, among others, Caller ID, call waiting, voice mail, call forwarding, and call back from either the leading/existing Bell operating company in the geographic market, or through a leading third-party service provider.

          LONG DISTANCE TELEPHONE SERVICES. The Company currently offers long distance calling plans and other long distance services such as calling cards and personal 800 numbers from one or two national long distance service providers, LDDS/WorldCom and TresCom International.

     Smart Telephone Products and Services

             CALLER ID PRODUCTS. Caller ID is a recently developed technology that allows users to identify incoming callers before they answer their telephone. Caller ID products come in two forms: freestanding Caller ID boxes, which feature an alphanumeric display board and plug into a telephone, and telephones with a built-in alphanumeric display board. The Company offers a wide assortment of Caller ID products from competing brand-name manufacturers, including AT&T/Lucent Technologies and Astra.

             "SMART TELEPHONES". Smart Phones, when combined with Smart Phone service subscriptions, enable a user to send E-Mail, view stock quotes, local weather, sports scores and other information, access bank account information, and more. The Company offers an assortment of Smart Phones from competing leading brand-name manufacturers, including AT&T/Lucent Technologies, Intellifone and potentially Nortel, as well as an assortment of Smart Phone service subscriptions from leading third-party smart phone service providers such as Smart Serve.


          LONG DISTANCE PREPAID TELEPHONE CALLING CARDS. Long distance prepaid telephone calling cards are cards that are sold with prepaid long distance calling time. The Company offers a selection of private label "2Connect" prepaid calling cards, as well as other "Novelty" or special occasion cards. Long distance service and cards are currently provided by LDDS/WorldCom, a leading third party service provider.


          900MHZ CORDLESS TELEPHONES. 900MHz cordless telephones are the most technologically advanced type of cordless telephones currently available. 900MHz telephones operate on a different frequency than traditional cordless telephones, and provide for enhanced reception clarity, greater range and enhanced security features. The Company offers a broad range of 900MHz cordless telephones from competing, leading brand-name manufacturers, including Uniden, Sony, AT&T/Lucent Technologies, Toshiba and V-Tech.

          TELEPHONE ACCESSORIES. The Company offers a broad selection of telephone accessories, such as cords, modular jacks, replacement antennas, cordless telephone batteries and other accessories from leading brand-name manufacturers.

          FAX MACHINES AND SERVICES. The Company offers a selection of telephone based fax machines for the home and home office from leading brand-name manufacturers. In addition, the Company offers related fax accessories and supplies. The Company intends to offer a selection of fax service subscriptions from leading third-party service providers.

SATELLITE

     The Company offers a variety of digital satellite television programming along with the accompanying hardware, accessories and installation, including the following:

          PROGRAMMING SERVICES. The Company offers satellite services that allow users to select and subscribe to packages of general programming and of specific sports, entertainment and other programming packages. The Company offers a wide variety of programming package options from leading brand-name service and content providers, including Direct TV and USSB.

          PRODUCTS AND ACCESSORIES. Satellite TV programming requires specific hardware and accessories including satellite dishes, converter boxes, multi-signal devices (for different channel reception within the same household) and other items. The Company offers this hardware from Toshiba, a leading brand name manufacturer, and accessories from Recoton, a leading, brand-name manufacturer.

          INSTALLATION. The Company offers "self-installation" kits for satellite TV systems from leading manufacturers, as well as fee-based professional in-home installation through a third party installer.

PROPOSED STORE LOCATION AND EXPANSION STRATEGY


     The Company opened two 2Connect stores in South Florida, and has entered into a lease and commenced construction of its third 2Connect store in South Florida. The Company has also commenced lease negotiations for six additional locations for 2Connect stores, all of which are in South Florida. The Company plans to open 7-11 stores during the 12 months following the consummation of this offering. The Company anticipates that its first 8-10 stores will be located in South Florida. Subject to the Company's development and operation experiences at its first 8-10 stores, the Company plans to develop stores in other metropolitan areas, including Central Florida, and the Atlanta, Georgia, the New York-New Jersey, and the Chicago metropolitan areas. See "Risk
Factors -- Rapid Expansion; Growth Strategy."


     The Company intends to develop 2Connect stores in two general venues: shopping malls and power centers.

     SHOPPING MALLS. The Company intends to develop 2Connect stores located in-line in super-regional and regional shopping malls. These stores are expected to range in size from 1,750-3,000 square feet. The Company believes that it will benefit from the exposure to existing customer traffic in these malls.

     POWER CENTERS. The Company also intends to develop 2Connect stores in "power centers." Power centers are generally anchored by one or more super-stores, and typically contain a variety of smaller specialty stores. These stores are expected to range in size from 1,200-5,000 square feet. The Company believes that it will benefit from the exposure to existing customer traffic in these power centers, and from the ability to showcase its products and services on a larger scale.

     The Company will monitor the results of its mall-based stores and power center stores to determine which, if either, will generate positive operating income. The Company may also locate 2Connect stores in locations other than in shopping malls and power centers, depending on the particular opportunities that become available. The Company intends to base its future 2Connect store site selections on the experiences of its 2Connect stores, market size and demographics.

     The Company has retained The Colfax Group, Dallas, Texas, a national site selection and construction management firm, to provide assistance in site selection, lease negotiations, permit procurement, construction contractor selection, and construction supervision and inspection.

     The Company anticipates that its cost of developing each 2Connect store will range from $453,000 to $568,000, primarily depending on the size of the store and the extent of required leasehold improvements. These costs include site selection costs, leasehold improvements, furniture, fixtures and equipment, signage, opening store inventories, development related professional fees and expenses, and certain pre-opening expenses, including salaries, training, advertising and promotion, but excludes lease payments. The Company anticipates that approximately 75 days are required from the date a site is made available to the Company to renovate, equip and furnish the store, obtain the necessary licenses and approvals, and open a store. The Company does not anticipate that the costs or time period required to develop and open a 2Connect store in a shopping mall or a power center mall will significantly vary.

     The Company intends to develop numerous stores in each geographic market it targets for development, depending on the size of the market and the market's demographics. The Company believes that developing stores in such clusters may enable it to realize certain efficiencies in procuring services and products supplied by third parties, market management, recruiting, hiring, training, advertising and marketing.

STORE LAYOUT AND DESIGN

     The 2Connect stores have been designed with the intent of blending high-tech services and products into a comfortable, inviting store setting. A glass storefront with bold red and white exterior signage leads into a brightly lit store with carpet and a curved, floating ceiling designed to have an open and spacious effect. Colorful oversized wall graphics, combined with warm finishes and decor that allow the services and products to remain the focal point at each store, are intended to create an upbeat and appealing store environment.

     All products are displayed on adjustable fixtures where customers can handle the products and experience selected services, either assisted or unassisted prior to purchase. Services, products and accessories are laid-out and presented in a logical order and within easy reach. Hardware products are displayed on fixtures along the perimeter walls, with large signs that explain the services available for each category. Accessories and impulse and promotional items are placed in the center of the store, adjacent to their corresponding service and product categories. Each product presented is accompanied by information explaining the features and benefits of that particular product.

     Each 2Connect store will have between one and four Internet computers where customers can sit down and explore the Internet on their own. The Company has four of these Internet computers in its existing store. Operation of the Internet computer stations is regulated by prepaid "2Connect cards" which permit the use of the stations for predetermined amounts of time. Each station presents the customers with concise instructions to help guide users. The Company intends to provide, adjacent to each station, information on recommended Internet sites to visit, with topics organized by lifestyle. For example, a customers interested in sports, travel or real estate will be able to look at the list of recommended web sites, and then visit those sites themselves. These 2Connect Internet computer stations are intended to be a focal point of interest within the 2Connect stores.

     Each store features an Activation Center, Internet Center and Services Center. These Centers serve as focal points and destinations within the store layout. The Activation Center, located at the rear of the store, provides a sign-up counter and seating area where customers complete the required paperwork associated with subscribing for particular services. The Internet Center provides an area where customers can use Internet computers to explore the Internet and learn about and subscribe for Internet access and related services, such as Web Site Design, Internet Training and Internet Access. The Services Center provides an area for customers to learn about and subscribe for the Company's long distance program, bill analysis program, local telephone services, business consulting and other services.

     Each 2Connect store will maintain its inventory in-house.

     The standard 2Connect store design was developed with the assistance of Pentagram Architecture, Inc., New York, New York, and Pentagram Design, Inc., Austin, Texas (collectively "Pentagram"), one of the world's leading design firms. The Company believes that the resulting store designs, interior and exterior signage and the logos will differentiate and support the 2Connect brand. The Company has developed a standard store design which can be adapted to each store format and size.

STORE OPERATIONS

     The Company expects that most 2Connect stores will be open from 9:00 a.m. to 9:00 p.m., seven days a week. These hours may be modified at an individual store or in a market based on shopping patterns and shopping mall hours of operations. The Company expects that most stores will have three to four full time sales associates, two to three part time sales associates and at least one direct sales person, all of whom will be trained to assist customers in the various services and product categories offered by the Company. Each 2Connect store will have at least one Web Master specifically trained on Internet services. Each 2Connect store will also employ a Manager and an Assistant Manager.

SERVICE PROVIDER CONTRACTS

     INTERNET SERVICES. The Company offers Internet and E-mail access accounts pursuant to an agreement (the "Internet Service Agreement") with CyberGate Technologies, Inc. The Internet Service Agreement is nonbinding and nonexclusive. The Company believes that on the national and regional level there is a high level of competition among providers of Internet and E-mail access accounts and, accordingly, does not believe it is dependent on any particular group of Internet service providers.

     CELLULAR SERVICES. The Company offers cellular telephone service pursuant to an agreement (a "Cellular Service Agreement") with Bell South Mobility. This Cellular Service Agreement is exclusive for a period of two years for all 2Connect stores in South Florida. The Company believes that most of its stores, including its South Florida stores, will be developed in areas where there may be only two cellular telephone service providers and, accordingly, the Company will be dependent upon such providers with respect to the provision of cellular phone services. The Company believes its dependency on such providers of cellular phone services will be lessened to the extent that PCS services are perceived by customers as a viable alternative to cellular phone services.

     PAGING SERVICES. The Company offers paging services pursuant to supply agreements ("Paging Service Agreements") with two leading third-party service providers, SkyTel and MobilCom. These Paging Service Agreements are non-exclusive, and have a term of one year. The Company believes that on the national and regional level there is a high level of competition among providers of paging services and, accordingly, the Company does not believe it is dependent on any particular or group of paging service providers.

     PCS SERVICES. The Company offers PCS services pursuant to a supply agreement (a "PCS Service Agreement") with PrimeCo, Inc. This PCS Service Agreement is non-exclusive, and has a term of six months. The Company believes that PCS services have only recently begun to be offered. The Company anticipates that many of its stores, including its South Florida stores, may be developed in areas where there may be none, one or only two PCS service providers and, accordingly, the Company will be dependent upon such providers with respect to the provision of PCS services. The Company believes that its dependency on such providers of PCS services will be lessened to the extent that cellular phone services are perceived by customers as a viable alternative to PCS services.

     LONG DISTANCE SERVICES. The Company offers long distance telephone services pursuant to supply agreements ("Long Distance Service Agreements") with two national third-party service providers, LDDS/WorldCom and TresCom International. These Long Distance Service Agreements are non-exclusive, and have a term of one year. The Company believes that there is a high level of competition among providers of long distance and prepaid telephone card services and, accordingly, does not believe it is dependent on any particular supplier.

     SATELLITE TV PROGRAMMING. The Company offers satellite TV programming services with two leading brand-name service providers, Direct TV and USSB. Although the Company believes that there are at least four nationwide providers of satellite TV programming services, the Company believes that it is important for it to offer the programming services of at least one or two providers which the Company believes offer superior services. Accordingly, with respect to satellite TV services, but not its overall business strategy, the Company is dependent on the two higher quality satellite TV service providers.

EMPLOYEES

     The Company offers competitive wages and benefits, and has established a bonus program that is designed to reward the achievement of operating targets by distributing a portion of its net income to its employees in accordance with a specified formula which is based on position, job performance, and the Company's realization of the applicable store or geographic area's net income goals. The Company believes that the training and knowledge of its employees and the consistency and quality of the service they deliver will be central to the Company's success. The Company also believes that its bonus program will help build successful long-term relationships with its employees.

     The Company expects to dedicate substantial resources to employee training. All full-time 2Connect store employees participate in a comprehensive orientation program which introduces them to the Company's mission and culture. Each Sales Associate, Assistant Store Manager and Store Manager is trained in customer service and sales techniques, in the different services and product categories, and in how to match a customer's specific needs and usage patterns to the best priced and most appropriate 2Connect service plans, hardware and accessories. The Company has developed comprehensive training materials, including handbooks, self assessments and other training aids. The Company also utilizes periodic vendor-provided training. Members of the sales team will regularly participate in training so that they can stay abreast of new services, technologies, and operating procedures. Market Developers and Store Managers are expected to receive additional specialized training in effective communication skills, employee motivation, customer retention techniques, team building, and post-sales marketing.

     In the period from inception through the date of this Prospectus, the Company has hired 23 full time employees, including its Chief Executive Officer and President, Vice President for Finance, Vice President for Merchandising, Manager of Marketing and Store Development, Manager of Training, Store Communications, Policies and Procedures, Manager of Information Systems, receptionist and clerical assistant, Manager of Marketing, Manager of Financial Planning, Merchandising Manager, Operations Manager, Store Manager and Assistant Store Manager for the first two stores, Internet Web Master, and full time and part time sales associates.

     The Company believes that it has good relationships with its employees.

MANAGEMENT INFORMATION SYSTEMS

     The Company expects to link each of the 2Connect stores to the Company's headquarters through its point-of-sale system that utilizes integrated software for merchandising, inventory, tracking service activation and usage, and accounting. The Company's management information system maintains a record, updated daily, of the sale of each service subscription and activation, service residuals (based on monthly customer usage), and each merchandise item from its order to receipt to sale. The Company's management information system is also designed to create store-level, area, and Company-wide data bases, and generate customized mailings.

MARKETING AND ADVERTISING

     The Company's marketing and advertising efforts are concentrated in two areas: in-store and media.

     IN-STORE. The Company believes its unique store design, presentations and store signage are a significant factor in establishing, differentiating and reinforcing the 2Connect brand. Each 2Connect store will feature signage and other materials that are designed to provide concise information as to the available services and products. The Company seeks to present customers with simple explanations of category features and benefits, as well as pricing and sign-up information. The Company believes its brand is also differentiated and reinforced by its delivery of quality in-store service and by maintaining competitive prices.

     MEDIA. The Company uses a wide variety of traditional media advertising methods to promote brand awareness and to attract consumers to the 2Connect stores. The Company has developed both grand opening and ongoing advertising strategies utilizing traditional advertising vehicles such as newspaper print, targeted direct mail, radio, press releases and special events, that it anticipates will be substantially funded by service providers and product manufacturers.

     The Company receives service-provider and product-vendor funding and allowances in the form of cooperative advertising allowances, market development funds, and new store allowances, although there can be no assurance that the Company will regularly receive such funding or allowances. Cooperative advertising allowances are provided by service providers and product vendors ("service and product vendors") for store advertising that features their services or products. Cooperative advertising allowances are generally available to mass market retailers of cellular, paging, PCS, telephone, and satellite TV services and products. Market development funds are additional funds provided by the service and product vendors for marketing and advertising. Market development funds are only provided to selected mass market retailers of cellular, paging, PCS, telephone and satellite TV services and products. New store allowances are funds provided by service and product vendors to offset the costs of developing these new stores. These funds, which can be used as determined by the retailers receiving them, are provided by service and product vendors only to selected mass market retailers as they develop new stores.

COMPETITION

     The Company believes that it will have certain competitive advantages over other distributions channels for the products and services offered at the 2Connect stores, including the Company's ability to serve as a central retail location for a wide variety of Internet, cellular, paging, PCS, telephone and satellite TV services and to provide quality in-store service and competitive pricing for products and services. The Company is subject to intense competition from new and existing distributing channels for Internet, cellular, PCS, paging and satellite TV services and products.

     In the event of perceived initial market acceptance of the 2Connect store retailing concept, there is likely to be a rapidly increasing number of market entrants offering comparable services and products through retail distribution channels.

     The Company believes that certain of its existing competitors may attempt to adjust their retailing strategies to be more closely aligned with the retailing concept to be pursued by 2Connect. For instance, certain of the Company's competitors that have developed highly successful independent retail store chains previously focusing on providing a high level of customer service in connection with the sale of Internet, cellular, PCS, paging, long distance telephone or satellite TV products (i.e. Tandy Corporation, doing business as Radio Shack and Incredible Universe, and Computer City Stores, Inc.) may decide to dedicate additional resources to the retailing of a broad range of the complimentary services. These retailers may have one or more of the following competitive advantages, among others: brand name recognition, an existing store system, superior buying power, an existing customer base, substantial financial resources and a history of financial performance, prime real estate locations, an experienced sales and management staff, and knowledge of local customer shopping habits.

     The Company also recognizes that, even if its competitors were unable to or choose not to replicate certain aspects of the Company's retailing strategy, these competitors, including ABC Cellular Corp. and Let's Talk Cellular, Inc., might develop or have developed a retailing concept that the Company will not be able to successfully compete against. For instance, a number of the Company's competitors have developed highly successful independent retail store chains by focusing on providing a high level of customer service in connection with the sale of certain, but not each type of, service and product to be offered by the Company. In addition, certain of the Company's competitors have developed highly successful independent retail store chains focusing on providing a high level of customer service in connection with a range of services and products which is broader than the Company's proposed range (i.e., Sound Advice, Inc. and Beyond Electronics, Inc.). The Company recognizes that the retailers mentioned above may possess any or all of the competitive advantages identified in the preceding paragraph. In addition, such competitors have already developed a work force experienced in the sale of certain types of services, may offer a broader range of services within a particular service category, may offer a broader range of services and products, and may offer their customers greater expertise in the services and products they offer.

     The Company believes that ultimately its most formidable competitor may be its suppliers, namely the service providers of Internet, cellular, paging, PCS, long distance telephone and satellite TV services. Certain service providers, such as Sprint Corp., AT&T Wireless Services, Inc. and BellSouth Telecommunications, Inc., currently offer at retail locations all or most of the services the Company offers. Sprint Corp., Sprint Spectrum L.P. (a limited partnership between Sprint, Telecommunications, Inc., Cox Communications and Comcast Corporation) and Tandy Corporation ("Sprint-Tandy") recently announced that they will jointly develop one-stop shopping locations primarily for Sprint Corp. and Sprint Spectrum L.P. for cellular, PCS, and paging services and products in about 300 square feet of each of the 6,800 Radio Shack stores in the United States. The Company believes that Sprint Corp. has developed at least 10 retail stores in the mid-Atlantic region of the United States that offer primarily cellular services and products, and that Sprint Corp. and Sprint Spectrum L.P. have developed at least 10 retail stores in the mid-Atlantic region of the United States that offer primarily PCS service and products. AT&T Wireless Services, Inc. has established at least

112 retail stores in the United States that offer cellular, PCS and paging services and products. Similarly, BellSouth Telecommunications, Inc. has established at least 15 retail stores in the southeastern region of the United States which offer cellular and paging services and products. These competitors may have one or more of the following competitive advantages, among others: brand name recognition, an established store system, absolute control over their source of supply, an existing customer base, substantial financial resources and a history of financial performance, an experienced sales and management staff and knowledge of consumer use patterns.

     The Company will also compete with the service providers of Internet, cellular, PCS, paging, long distance telephone and satellite TV services for customers on another level. Unlike the Company, the service providers can market their services directly to customers without a retail distribution channel through telephone and other direct forms of subscription. Although the Company hopes the retail setting will provide it with an opportunity to attract customers that would not otherwise subscribe for certain service services, the Company recognizes that service providers engaged in direct marketing may enjoy all the competitive advantages described above. The Company also recognizes that certain providers have substantial experience with conducting direct marketing campaigns.

FACILITIES

     The Company leases approximately 6,500 square feet for executive offices in Plantation, Florida. The Company believes its executive offices are sufficient to meet the Company's needs over the next twelve months. The Company's lease for its executive offices has a five year term without renewal, and does not contain a right to purchase early termination by the Company or by its landlord. The Company has entered into a lease with a ten year term without renewal for its first 2Connect store. The 2Connect store lease is for a 1,754 square foot in-line store located adjacent to the food court in the Coral Square Shopping Center located in Coral Springs, Florida. The Company has entered into two other leases for store locations, including a store in Dadeland Station and a store in Westchester Shopping Center, both of which are in Miami, Florida. The lease in Dadeland Station is for 1,300 square feet, and has a five year term and a five year renewal option. The lease in the Westchester Shopping Center is for 2,387 square feet, and has an initial term of five years and a five year renewal option.

PROPRIETARY INFORMATION

     The Company has applied for U.S. trademark protection for the name 2Connect and for the Company's 2Connect logo. Both applications are currently pending. The Company anticipates future registrations of various taglines and logos.

LEGAL PROCEEDINGS


     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     All of the current officers of the Company were previously employed by Communicate! Powerstores, Inc. ("Communicate!"). Communicate! was intended to be a superstore retailer of computers and communication products and services, including a self service center for copying, printing and digital imaging, and installation and technical support services for the small business and home office market. In contrast to Communicate!, the 2Connect stores are not superstores, but specialty retailers focusing on a high level of customer service to persons interested in specialized communication services and related products, such as the Internet, cellular, paging, PCS, telephone and satellite TV, and are located in shopping malls or anchored by one or more superstores, typically containing a variety of smaller specialty stores. Marc Fishman, the Company's President, Chief Executive Officer and Chairman of the Board, conceived the business concept for Communicate! and, together with a New York based financial and corporate development company, began development of Communicate! This financial and development company received a majority of the stock in Communicate! and its Chairman and CEO served as Chairman and CEO of Communicate! Mr. Fishman held a 28% equity interest in Communicate!, which had raised a total of approximately $5,000,000 in private equity and debt offerings. Mr. Fishman resigned from Communicate! on May 18, 1996, after several disagreements with the CEO over the management and executive decisions. Kevin Killoran, a co-founder of the Company, and the Company's Manager of Marketing and Store Development and Secretary, resigned from Communicate! on May 19, 1996. The Company believes that Communicate! dismissed substantially all of its employees on May 24, 1996 due to financial difficulty.

     The following table sets forth certain information with respect to the executive officers, certain key employees and directors of the Company:

                   NAME                       AGE           POSITION WITH THE COMPANY
                   ----                       ---           -------------------------
Marc D. Fishman...........................     31    President, Chief Executive Officer and
                                                       Chairman of the Board of Directors
Steve Stedman.............................     41    Vice President -- Finance; Controller
Jeff Manly................................     40    Vice President -- Merchandising
Kevin Killoran............................     26    Secretary; Manager of Marketing and
                                                       Store Development
Ira Neimark...............................     75    Director
David Colby...............................     43    Director
Lynn Tilton...............................     38    Director
Arnold Jaffee.............................     46    Director

     MARC D. FISHMAN is the founder, and has been the President, Chief Executive Officer, and Chairman of the Board of Directors of the Company since the Company's inception on April 19, 1996. Prior to working for the Company, from November 1994 to May 1996, Mr. Fishman was President, Director and Chief Merchandising Officer of Communicate! From September 1991 to November 1994, Mr. Fishman was employed at Office Depot, Inc., a publicly traded company headquartered in Delray Beach, Florida, most recently as a senior merchandising executive.

     STEVE STEDMAN has served as the Vice President -- Finance and Controller of the Company since June 1996. Prior to joining the Company, from October 1995 to May 1996, Mr. Stedman was Corporate Controller at Communicate! From February 1980 to October 1995, Mr. Stedman was employed at Color Tile, Inc., a closely held company with publicly traded debt, most recently as Treasurer and Vice President of Finance, Retail Operations. ColorTile, Inc., which is a retailer of floor and wall coverings, and related accessories, filed for protection under Chapter 11 of the Bankruptcy Laws of the United States in January 1996.

     JEFF MANLY has served as the Vice President -- Merchandising of the Company since June 1996. From April 1996 to May 1996, Mr. Manly served as the Director of the Computer Division at Communicate! From

September 1995 to April 1996, Mr. Manly was the Merchandising Manager for the Computer Hardware Division of Best Buy, Inc., a publicly traded company, which is a leading retailer of consumer electronics and computer products. From July 1991 to June 1995, Mr. Manly was Senior Merchant for the Computer Hardware Division of Office Depot, Inc.

     KEVIN KILLORAN is a founder and has served as the Manager of Marketing and Store Development of the Company since June 1996, and as the Secretary of the Company since August 1996. From its inception in November 1994 until May 1996, Mr. Killoran was Director of In-Store Marketing at Communicate! From May 1992 to August 1994, Mr. Killoran held positions of increasing responsibility at Office Depot, Inc., most recently as Mr. Fishman's management assistant for the Wireless Communications Products and Business Machine categories.

     IRA NEIMARK has been a director of the Company since November 1996. From 1983 to 1992, Mr. Neimark served as Chairman and Chief Executive Officer of Bergdorf Goodman, a retail department store located in New York, New York, and from 1975 to 1983 served as its President and Chief Executive Officer. Mr. Neimark has worked in the retail business for over fifty years and has served as an Adjunct Professor of Retail Marketing at the Columbia School of Business.

     DAVID COLBY has been a director of the Company since November 1996. Since April 1996, Mr. Colby has served as Executive Vice President, Chief Financial Officer and Treasurer of American Medical Response, Inc., a leading provider of emergency and non-emergency ambulance services in the United States, which is publicly traded on the New York Stock Exchange, Inc. For approximately eight years prior thereto, Mr. Colby was employed by Columbia/HCA Healthcare Corporation, a company engaged in the business of hospital management, most recently as Senior Vice President and Treasurer.

     LYNN TILTON has been a director of the Company since November 1996. For more than the past five years, Ms. Tilton has served as an investment banker with Amroc Investments, Inc. where she advises mutual and hedge funds on investment opportunities in corporate debt.

     ARNOLD JAFFEE has been a director of the Company since November 1996. From May 1994 to present, Mr. Jaffee has been a director and shareholder of Adorno & Zeder, P.A., a law firm in Miami, Florida, where he provides legal advice on corporate finance, mergers and acquisitions transactions and general corporate matters. From January 1993 to May 1994, Mr. Jaffee practiced law with Fine, Jacobson, Schwartz, Nash & Block, P.A. From January 1988 to December 1992, Mr. Jaffee practiced law with Matzer, Ziskind, Hermelle, Kosnitzky & Jaffee.

     The Directors currently serve for one-year terms and until their successors have been elected and qualified. Each officer serves at the discretion of the Board of Directors (the "Board").

DIRECTOR COMPENSATION

     Outside directors are reimbursed for out-of-pocket expenses incurred in attending Board meetings. Employee directors are not compensated for services provided as directors or for out-of-pocket expenses related to attendance at Board of Director meetings.

     The Company's 1996 Directors' Stock Option Plan (the "Directors' Option Plan") was adopted by the Board and approved by the Company's shareholders in September 1996. A total of 100,000 shares of Common Stock has been reserved for issuance under the Directors' Option Plan. The Directors' Option Plan provides for the automatic grant of nonstatutory stock options to non-employee directors of the Company. As of March 9, 1997, options to purchase 44,448 shares at an exercise price of $2.25 per share were outstanding and 55,552 shares remained available for future grant under the Directors' Option Plan.

     The Directors' Option Plan provides that each non-employee director shall be granted a nontransferable option to purchase on the date such person becomes a director of the Company (the "First Option") such number of shares of Common Stock that have a fair market value of $25,000. Beginning on October 1, 1997, and on each October 1 thereafter, each non-employee director shall be granted an option to purchase such number of shares of Common Stock that have a fair market value of $25,000 (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months immediately prior to such date.

     Each First Option and Subsequent Option shall be exercisable in full on the date of grant. The exercise price of stock options granted under the Directors' Option Plan shall be set by the Company's Board of Directors, but shall not be lower than the lesser of (i) fair market value of a share of the Company's Common Stock on the date of the grant of the option, or (ii) what is then the last sale price at which the Company sold shares of its Common Stock on or prior to the date of grant of the option. Options granted under the Directors' Option Plan have a term of 10 years. In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each option would be assumed or an equivalent option substituted by the successor corporation.

     The Directors' Option Plan will terminate in September 2006. The Board of Directors may amend or terminate the Directors' Option Plan at any time; provided, however, that no such action may adversely affect any outstanding option without the optionee's consent and the provisions affecting the grant and terms of options may not be amended more than once during any six-month period. In accordance with Rule 16b-3 of the Securities and Exchange Act of 1934, certain amendments to the Directors' Option Plan require shareholder approval. Officers of the Company are not eligible to participate in the Directors' Option Plan.

     The Company has no plans to pay cash compensation to any of its directors for services provided as directors.

1996 STOCK OPTION PLAN


     The Company's 1996 Stock Option Plan (the "1996 Plan"), which was adopted by the Board and approved by the Company's shareholders on April 19, 1996, provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for the granting to employees and consultants of non-statutory stock options. A total of 2,000,000 shares of Common Stock has been reserved for issuance under the 1996 Plan. As of April 22, 1997, options to purchase 672,000 shares were outstanding and 1,323,000 shares remained available for future grant under the 1996 Plan.


     The 1996 Plan is administered by the Board of Directors or a committee of the Board (in either case, the "Committee"), which Committee is required to be constituted to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended and applicable laws. The Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1996 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Incentive stock options granted under the 1996 Plan must be exercised within three months of the end of the optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term.

     The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Common Stock on the grant date, and the term of the option must not exceed five years. The term of all other incentive stock options granted under the 1996 Plan may not exceed ten years, and the term of non-statutory stock options may not exceed twenty years.

                             EXECUTIVE COMPENSATION

     The Company was incorporated in April, 1996. The following table sets forth certain information regarding the annual compensation which would have been paid by the Company with respect to the year ending December 31, 1996, had the Company employed such persons for the full year, for services in all capacities of (i) the Company's Chief Executive Officer (the "CEO") and, (ii) the other executive officers of the Company whose compensation would have been or exceeded $100,000 in their first full year of employment with the Company (together with the CEO, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                      ANNUAL COMPENSATION    ----------------------
                                                      -------------------    SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                                 SALARY             OPTION AWARDS (#)
---------------------------                           -------------------    ----------------------
Marc D. Fishman, Chairman, CEO and President........       $150,000(1)              200,000
Steve Stedman, Vice President -- Finance and
  Controller........................................       $100,000(1)              100,000
Jeff Manly, Vice President -- Merchandising.........       $100,000(1)              100,000

---------------

(1) Such figure represents the named individual's annual salary. The named individual's employment with the Company commenced June 17, 1996.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Stedman and Manly, each dated June 17, 1996 and has entered into an employment agreement with Mr. Fishman dated as of April 1, 1997. Mr. Fishman's employment agreement has a three year term, with automatic one year renewals, terminable by Mr. Fishman in writing upon the end of a term. Mr. Fishman may be terminated by the Company only for "cause," as defined in his employment agreement. Messrs. Stedman and Manly's employment agreements each have a one year term, with automatic one year renewals, terminable by either the Company or, respectively, Messrs. Stedman or Manly in writing upon the end of a term. Pursuant to their agreements, each of Messrs. Fishman, Stedman and Manly has agreed not to compete with the Company for a period of one year following termination of their respective employment agreement.

OPTION/GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning stock option grants to each of the Named Executive Officers during 1996 pursuant to the Company's 1996 Stock Option Plan.

                               INDIVIDUAL GRANTS

                                             NUMBER
                                               OF           % OF TOTAL
                                           SECURITIES    OPTIONS GRANTED
                                           UNDERLYING      TO EMPLOYEES
                                            OPTIONS          THROUGH         EXERCISE PRICE    EXPIRATION
NAME                                       GRANTED(1)   DECEMBER 31, 1996      PER SHARE          DATE
----                                       ----------   ------------------   --------------   -------------
Marc D. Fishman..........................   100,000            17.3%              $.81        June 16, 2001
                                            100,000(2)         17.3%              $.73        June 16, 2016
Steve Stedman............................   100,000            17.3%              $.73        June 16, 2006
Jeff Manly...............................   100,000            17.3%              $.73        June 16, 2006

---------------

(1) Except as otherwise noted, the options shown in the table are incentive stock options that vest equally on the first, second and third anniversaries of the date of grant.
(2) These options are immediately exercisable non-qualified stock options that were granted on June 17, 1996. These options expire twenty years from the date of grant.

OPTION VALUE TABLE

     The following table contains information concerning the value of unexercised stock options held by each of the Named Executive Officers.

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS               OPTIONS(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Marc D. Fishman................................    100,000        100,000       $231,000       $223,000
Steve Stedman..................................                   100,000             --       $231,000
Jeff Manly.....................................                   100,000             --       $231,000

---------------

(1) For the purposes of this table, it has been assumed that the value of the shares of Common Stock issuable upon the exercise of options is $3.04.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

     Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation or in a proceeding in which the corporation procures a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Florida law.

     The Company's Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers. The Bylaws provide further that the Company shall indemnify to the fullest extent permitted by Florida law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. The Bylaws also provide that directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company to the maximum extent permitted by Florida law.

     Prior to this offering, the Company will enter into separate indemnification agreements with its executive officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Bylaws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to provide directors' and officers' insurance, if available on reasonable terms. The Company believes these agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

COMMON STOCK OWNERSHIP

     In connection with the organization of the Company and the issuance of 1,900,000 shares of Common Stock in April 1996, the Company issued 1,300,000 shares and 300,000 shares of Common Stock for no cash consideration to Messrs. Marc Fishman and Kevin Killoran, respectively. Messrs. Fishman and Killoran may be deemed to be founders of the Company. The balance of 300,000 shares of Common Stock were issued for no cash consideration to certain other individuals who contributed to developing the Company's initial business concept.

LEGAL SERVICES

     Arnold M. Jaffee, a director of the Company, is a director and shareholder of Adorno & Zeder, P.A., a law firm which received $159,112 in legal fees from the Company in connection with professional services provided the Company during 1996.

FUTURE TRANSACTIONS

     All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock immediately prior to this offering, and as adjusted to reflect the sale of Common Stock offered by this Prospectus, (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by each of the Named Executive Officers, (iii) by each of the Company's directors and nominees for director and (iv) by all directors and executive officers as a group.


                                                     BENEFICIAL OWNERSHIP    BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING       AFTER OFFERING(2)
                                                     --------------------    --------------------
      NAME AND ADDRESS OF BENEFICIAL OWNER(1)         NUMBER      PERCENT     NUMBER      PERCENT
      ---------------------------------------        ---------    -------    ---------    -------
Marc D. Fishman(3)(4)..............................  3,512,833     61.9%     3,512,833     45.2%
Robert S. Davimos(5)...............................    397,500      7.0%       397,500      5.1%
Kevin Killoran(6)..................................    310,000      5.5%       310,000      4.0%
Steve Stedman(7)...................................     33,333        *         33,333        *
Jeff Manly(8)......................................     33,333        *         33,333        *
Arnold Jaffee(9)...................................     56,112      1.0%        56,112        *
Lynn Tilton(10)....................................     26,112        *         26,112        *
Ira Neimark(11)....................................     11,112        *         11,112        *
David Colby(12)....................................     11,112        *         11,112        *
All Directors and Executive Officers as a group (8
  persons)(1)(2)(3)................................  3,998,947     70.4%     3,998,947     51.4%


---------------

  * Less than 1%
 (1) The address of each person listed below is the address of the Company, 1700 N.W. 65th Avenue, Plantation, Florida 33313.

 (2) Except as otherwise noted, does not give effect to the exercise of (a) the Underwriter's overallotment option, (b) the Underwriter's Warrants (including the Warrants therein), (c) the Warrants offered hereby, and (d) options which may subsequently be granted under the Company's 1996 Stock Option Plan and the Directors' Plan. See "Management -- Director Compensation," "-- 1996 Stock Option Plan," "Description of Securities" and "Underwriting."

 (3) Includes 133,333 shares subject to options that are currently exercisable or exercisable within 60 days of the date of the Prospectus by Mr. Fishman.
 (4) Includes 2,079,500 shares which are not owned by Mr. Fishman, but which are held in a voting trust of which Mr. Fishman is the trustee, and for which Mr. Fishman has sole voting power. The beneficiaries under such voting trust are as follows: Kevin Killoran (300,000 shares), Thomas Vittor (140,000 shares), Scott Zimmerman (50,000 shares), Allan Fishman (135,000 shares), Robert S. Davimos (397,500 shares), Jeannine Gurian (159,000 shares), Henry Allan (100,000 shares), Philip Gurian (50,000 shares), Robert Zara (150,000 shares), Bauman Ltd. (230,000 shares), Gary Kelman (25,000 shares), H&H Partnership (35,000 shares), Lauro Fiero (30,000 shares), Reinerman, Ltd. (125,000 shares), Arnold M. Jaffee (50,000 shares), Yale Fishman (20,000 shares), Leon Katz (20,000 shares), Logan Davis (20,000 shares), and Richard H. Davimos, Jr. (43,000 shares). See "Description of Securities -- Voting Trust."
 (5) Does not include 183,000 shares of Common Stock owned by members of the family of Robert S. Davimos. Richard H. Davimos (father of Robert S. Davimos), Richard H. Davimos, Jr. and John L. Davimos (brothers of Robert
     S. Davimos), and Carol Miller (mother of Robert S. Davimos), who have in the aggregate purchased 183,000 shares of Common Stock. Robert S. Davimos disclaims beneficial ownership of the shares held by Richard H. Davimos, Richard H. Davimos, Jr., John L. Davimos, and Carol Miller.
 (6) Includes 10,000 shares subject to options that are exercisable within 60 days of the date of the Prospectus by Mr. Killoran.
 (7) Includes 33,333 shares subject to options that are exercisable within 60 days of the date of the Prospectus by Mr. Stedman.

 (8) Includes 33,333 shares subject to options that are exercisable within 60 days of the date of the Prospectus by Mr. Manly.
 (9) Includes 11,112 shares subject to options that are currently exercisable by Mr. Jaffee.
(10) Includes 11,112 shares subject to options that are currently exercisable by Ms. Tilton.
(11) Includes 11,112 shares subject to options that are currently exercisable by Mr. Neimark.
(12) Includes 11,112 shares subject to options that are currently exercisable by Mr. Colby.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.01 par value. The Company is not authorized to issue any preferred stock.

UNITS

     Each Unit consists of three shares of Common Stock and one Warrant. Each Warrant entitles the holder to purchase one share of Common Stock at a purchase price of $3.75 per share for a period of 60 days commencing one year from the date of this Prospectus. Neither the shares of Common Stock nor the Warrants contained in the Units are detachable or separately transferable from the Units until one year from the date of this Prospectus, at which time the Units will automatically terminate. The exercise price of the Warrants was determined by negotiation between the Company and the Managing Underwriter taking into account the offering price of the Units offered hereby and does not relate to any recognized criteria of value. In no event should the exercise price be considered an indication of the future market price of the Common Stock, should a market develop therefor.

COMMON STOCK

     Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Subject to the restrictions summarized below, dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available for dividends. See "Dividend Policy."

     Holders of Common Stock have no conversion, redemption, cumulative voting, or preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock will be entitled to share ratably in its assets remaining after provision for payment of creditors.

     There were 152 holders of record of Common Stock as of the date of this Prospectus.

VOTING TRUST

     Marc Fishman is the sole Trustee of a Voting Trust (the "Voting Trust") entered into among Marc Fishman, Kevin Killoran, and the purchasers of shares of Common Stock in the initial private offering of the Company. As of December 31, 1996, 3,379,500 of 5,420,000 shares of outstanding Common Stock were held in the Voting Trust. The Voting Trust will remain in effect until June 2006 and applies to all shares of Common Stock held by the Voting Trust's participants, including shares acquired after the date of the Voting Trust. As Trustee, Mr. Fishman may vote the shares held in the Voting Trust as he determines to be in the best interests of the Company, in his sole discretion. As a result, Marc Fishman will have the ability to control the outcome of all matters submitted to a vote of the Company's shareholders. Any participant in the Voting Trust may withdraw any or all of his or her shares of Common Stock at any time after this offering of Common Stock pursuant to this Prospectus, if the withdrawn shares are immediately sold pursuant to a bona fide sale to a party who is not a participant in the Voting Trust.

WARRANTS

     Each Unit consists of three shares of Common Stock and one Warrant. See "-- Units."

     In order for a holder to exercise a Warrant, there must be a current registration statement on file with the Commission pertaining to the shares of Common Stock underlying the Warrants, and such shares must be registered or qualified for sale under the securities laws of the state in which such Warrant holder resides or such exercise must be exempt from registration in such state. The Company will be required to file post-effective amendments to the Registration Statement, of which this Prospectus forms a part, during the 60 days during which the Warrants may be exercised, when events require such amendments. In addition, the Company has agreed with the Managing Underwriter to use its best efforts to keep the Registration Statement covering the shares of Common Stock underlying the Warrants current and effective. The Warrants will not terminate unless a current and effective registration statement covering the underlying Common Stock has been in effect for at least 60 days following the date on which the Warrants may first be exercised. There can be no assurance, however, that such Registration Statement (or any other Registration Statement filed by the Company to cover shares of Common Stock underlying the Warrants) can be kept current. If a Registration Statement covering such shares of Common Stock is not kept current for any reason, or if the shares underlying the Warrants are not registered in the state in which a holder resides, the Warrants will not be exercisable.

     Holders of the Warrants will be protected against dilution upon the occurrence of certain events, including, but not limited to the issuance of any Common Stock or other securities convertible or exercisable for Common Stock at a price per share less than the exercise price or the market price of the Common Stock, or in the event of any stock dividend, stock split, reclassification, recapitalization, stock combination or similar transaction. However, holders of the Warrants will have no voting rights and will not be entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of Warrants as such will not be entitled to participate in any distribution of the Company's assets.

ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of the Company's outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Affiliated Transactions Act generally requires majority approval by disinterested directors or supermajority approval of disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance or transfer of shares or reclassifications of securities) between a corporation and a holder of more than 10% of the outstanding voting shares of the corporation, or any affiliate of such shareholder.

     The directors of the Company are subject to the "general standards for directors" provisions set forth in the Florida Business Corporation Act. These provisions provide that in discharging his or her duties and determining what is in the best interests of the Company, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the Company and its shareholders and the social, economic, legal or other effects of any proposed action on the employees, suppliers or customers of the Company, the community in which the Company operates and the economy in general. Consequently, in connection with any proposed action, the Board of Directors is empowered to consider interests of other constituencies in addition to the Company's shareholders, and directors who take into account these other factors may make decisions which are less beneficial to some, or a majority, of the shareholders than if the law did not permit consideration of such other factors.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     The authorized but unissued shares of Common Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

     The existence of authorized but unissued and unreserved Common Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent and registrar for the Units, the Common Stock and the Warrants is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Units, Common Stock or Warrants of the Company. Future sales of substantial amounts of Units or Common Stock in the public market could adversely affect market prices prevailing from time to time.


     Upon completion of this offering, the Company will have outstanding 7,525,000 shares of Common Stock outstanding and 2,933,400 shares of Common Stock reserved for issuance which figure includes: (i) 700,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units; (ii) 716,448 shares of Common Stock issuable upon exercise of stock options (weighted average exercise price $1.18 per share); (iii) an aggregate of 1,378,552 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1996 Stock Option Plan and 1996 Director's Stock Option Plan; and (iv) 138,400 shares of Common Stock underlying the 34,600 Units (including the Warrants therein) issuable upon exercise of the Underwriter's Warrants. Of outstanding shares, the 2,100,000 shares comprising the Units sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act, although such shares may be traded
only as part of the Units through                  , 1998. Of such 5,425,000
remaining outstanding shares of Common Stock: (i) 1,300,000 shares will become eligible for sale under Rule 144 promulgated under the Securities Act ("Rule 144") on April 19, 1998; (ii) 600,000 shares will become eligible for sale under Rule 144 on April 20, 1998; (iii) 1,505,000 shares will become eligible for sale under Rule 144 on May 15, 1998; (iv) 515,000 shares will become eligible for sale under Rule 144 on May 17, 1998; (v) 1,500,000 shares will become eligible for sale under Rule 144 on August 30, 1998 and (vi) 5,000 shares will become eligible for sale under Rule 144 on April 22, 1999. Rule 144 was recently amended to reduce the holding period for restricted securities, including such 5,425,000 shares of Common Stock, from two years to one year. Accordingly, as a result of this amendment, which will become effective on April 29, 1997, such shares will become eligible for resale under Rule 144 on a date which is exactly one year earlier than the dates described above.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 75,250 shares immediately after this offering or 78,400 shares if the Underwriter's over-allotment option is exercised in full) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the ninety days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares without having to comply with the manner of sale, volume limitation or notice filing provisions described above.


     All of the Company's officers and directors have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 18 months from the date of this Prospectus without the prior written consent of the Managing Underwriter and the Company.

     Prior to this offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities," "Management -- Director Compensation," "-- 1996 Option Plan," and "Underwriting."

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell 700,000 Units to the Managing Underwriter, and the Managing Underwriter has agreed to purchase 700,000 Units from the Company. The Managing Underwriter is committed to purchase all the Units offered hereby, if any are so purchased.


     The Company has agreed to sell the Units to the Managing Underwriter at a discount of eight percent of the initial public offering price thereof. The Managing Underwriter proposes to offer the Units directly to the public initially at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of
$          per Unit. The Managing Underwriter may allow, and such dealers may
re-allow, concessions not in excess of $          per Unit to certain other
dealers. The offering of the Units is made for delivery when, as and if accepted by the Managing Underwriter and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Managing Underwriter reserves the right to reject any order for the purchase of Units. After the public offering of the Units, the public offering price and the concessions may be changed by the Managing Underwriter.


     Prior to this offering, there has been no public market for the Units, the Common Stock or the Warrants. Consequently, the initial public offering price for the Units, and the terms of the Warrants, have been determined by negotiations between the Company and the Managing Underwriter and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in such negotiations will be the prospects for the Company's business, the history of and an assessment of the Company's management, the Company's business plans and development, the Company's capital structure, and the general condition of the securities market at the time of this offering. Upon completion of this offering, the Managing Underwriter intends to seek approval to make a market in the Units in the over-the-counter market on the pink sheets; however, there can be no assurance that such approval will be given. If the Units are approved for listing on the Nasdaq SmallCap(sm) Market, the Managing Underwriter intends to make a market in the Units on the Nasdaq SmallCap(sm) Market. The Managing Underwriter does not presently intend to make a market in the Common Stock; however, if the Common Stock is approved for listing on the Nasdaq SmallCap(sm) Market, upon termination of the Units, the Managing Underwriter intends to make a market in the Common Stock on the Nasdaq SmallCap(sm) Market. See "Risk Factors -- Uncertainty of Listing on the Nasdaq SmallCap Market and Certain Affiliations with the Company."


     The Company has agreed to indemnify the Managing Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Managing Underwriter may be required to make in respect thereof. The Managing Underwriter has agreed to indemnify the Company against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in this Prospectus based on information relating to the Underwriters and furnished in writing by the Underwriters specially for inclusion herein.

     The Company has agreed with the Managing Underwriter that the Company will pay to the Managing Underwriter a warrant solicitation fee (the "Warrant Solicitation Fee") equal to 5% of the exercise price of the Warrants at such time as any Warrant is exercised and to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission (including NASD Notice to Members 81-38). Such Warrant Solicitation Fee will be paid to the Managing Underwriter only if (i) the Managing Underwriter has provided actual services in connection with the solicitation of the exercise of a Warrant and (ii) any holder of such Warrant who exercises any such Warrant(s) affirmatively designates in writing on the exercise form on the reverse side of the Warrant Certificate that the exercise of such holder's Warrant(s) was solicited by the Managing Underwriter and (iii) the solicitation of the Warrant was not made in violation of Regulation M ("Regulation M") of the Securities Exchange Act of 1934 (the "Exchange Act"). Regulation M may prohibit the Managing Underwriter and any soliciting broker-dealer from engaging in market making activities with regard to the Company's securities for up to five business days prior to any solicitation by the Managing Underwriter or any soliciting broker-dealer of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Managing Underwriter or any soliciting broker-dealer may have to receive a fee for the exercise of the

Warrants following such solicitation. As a result, the Managing Underwriter and soliciting broker-dealers may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable.


     The Managing Underwriter has been granted an option by the Company, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 105,000 Units at the initial public offering price of the Units offered hereby, less underwriting discounts and commissions. Such option may be exercised only for the purpose of covering overallotments, if any, incurred in the sale of the Units offered hereby.



     The Managing Underwriter may engage in overallotment, stabilizing transactions and short covering transactions in accordance with Regulation M. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short coverage transactions involve purchases of the Units in the open market after the distribution has been completed in order to cover short positions. Such overallotment, stabilizing transactions, and short covering transactions may cause the price of the Units to be higher than they would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq SmallCap(sm) Market or otherwise and, if commenced, may be discontinued at any time.


     All of the Company's directors and officers have agreed not to, directly or indirectly, sell, transfer, hypothecate or otherwise encumber any of their shares for eighteen (18) months following the date of this Prospectus without the prior written consent of the Managing Underwriter and the Company.


     In connection with this Offering, the Company has agreed to sell to the Managing Underwriter, for nominal consideration, the Underwriter's Warrants to purchase from the Company 34,600 Units. The Underwriter's Warrants are initially exercisable for Units at a price of $9.90 per Unit for the period commencing 11 months from the date of the issuance of the Underwriter's Warrant and ending on the date 12 months from the date of this Prospectus. Additionally, to insure the liquidity of the Common Stock underlying the Units (including the Warrants contained therein) which are issuable to the Managing Underwriter upon exercise of the Underwriter's Warrants, the Company has agreed to give the Managing Underwriter certain "piggyback" registration rights for a period of seven (7) years from the date of this Prospectus and certain demand registration rights for a period of five (5) years from the date of this Prospectus for such Common Stock. During the one year period commencing upon the date of this Prospectus, the Underwriter's Warrants may not be sold, transferred, assigned, pledged or hypothecated except to officers of the Managing Underwriter and members of the selling group and officers and partners thereof. The Underwriter's Warrants also provide for adjustment in the number of shares of Common Stock underlying the Units and in the number of shares of Common Stock issuable upon exercise of the Warrants included therein as a result of certain subdivisions and combinations of the Common Stock. For the life of the Underwriter's Warrants, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other shareholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriter's Warrants are outstanding. At any time when the holders of the Underwriter's Warrants might be expected to exercise it, the Company would probably be able to obtain additional capital on more favorable terms.



     The Managing Underwriter has the right, upon the consummation of the offering or during the three (3) month period thereafter, to appoint an individual to serve on the Board of the Company until the next annual meeting of the shareholders of the Company. Thereafter, the Company has agreed to nominate for a vote of the shareholders at each annual meeting of the shareholders of the Company one individual designated by the Managing Underwriter. The Managing Underwriter has not selected its appointee as of the date of this Prospectus.



     Under NASD Rule 2710, certain other persons have been deemed to have received compensation in connection with this offering as related persons to the Managing Underwriter which includes, by definition, Underwriters' Counsel, financial consultants and advisors, finders, members of the selling or distribution group, any member participating in the public offering, and any and all other persons associated with or related to and members of the immediate family of any of the aforementioned persons ("Related Persons"). From April 1996 to August 1996, certain Related Persons were issued unregistered shares of the Common Stock as follows: (i) certain associates of the Managing Underwriter were, in the aggregate, issued 64,000 shares of Common Stock for $800.00; (ii) a family member of an associate of Gunn Allen Financial Services was issued 5,000 shares of Common Stock for $3,650; and (iii) an affiliate of South Beach Capital Markets Advisory Corporation, a financial advisor and finder, was issued, in the aggregate, 16,111 shares of Common Stock for $25,100. All of such Related Persons have agreed not to, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of their shares of Common Stock for twelve (12) months following the date of this Prospectus except by (i) operation of law or (ii) by reason of reorganization of the Company. Additionally, the Company paid a fee of $6,350 to South Beach Capital Markets Advisory Corporation for services rendered and $25,000 to its former managing underwriter as reimbursement for certain expenses that the Company had agreed to pay.


     The foregoing is a summary of the principal terms of the Underwriting Agreement described above and is a materially complete summary of such principal terms. Reference is made to a copy of each such agreement which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Additional Information."

                                 LEGAL MATTERS

     The validity of the Units offered hereby will be passed upon for the Company by Baker & McKenzie, Miami, Florida. Burr & Forman LLP, Birmingham, Alabama, has acted as counsel for the Underwriters in connection with certain legal matters relating to the Units offered hereby.

                                    EXPERTS

     The financial statements of 2Connect Express, Inc. as of December 31, 1996 and for the period from April 19, 1996 (date of inception) to December 31, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form SB-2 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the Units offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Units (and the underlying Common Stock and Warrants) offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are complete in all material respects. However, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement should be deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of the prescribed fees. The Commission maintains a site on the World Wide Web (http://www.sec.gov.) that contains reports, registration statements, proxy and information statements, and other information.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and a report thereof by its independent public accountants and with quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                             2CONNECT EXPRESS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheet as of December 31, 1996.......................  F-3
Statement of Operations and Deficit Accumulated during the
  Development Stage from April 19, 1996(date of inception)
  to December 31, 1996......................................  F-4
Statement of Shareholders' Equity from April 19, 1996 (date
  of inception) to December 31, 1996........................  F-5
Statement of Cash Flows from April 19, 1996 (date of
  inception) to December 31, 1996...........................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
2 Connect Express, Inc.:

     We have audited the accompanying balance sheet of 2 Connect Express, Inc. (a development stage enterprise) as of December 31, 1996 and the related statements of operations and deficit accumulated during the development stage, shareholders' equity and cash flows for the period from April 19, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2 Connect Express, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the period from April 19, 1996 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

February 20, 1997
Miami, Florida

                            2 CONNECT EXPRESS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                 ASSETS

Current assets:
  Cash......................................................  $1,939,985
  Accounts receivable.......................................      34,909
  Inventories...............................................     196,998
  Prepaid expenses and other current assets.................      68,121
                                                              ----------
          Total current assets..............................   2,240,013
Property and equipment, net.................................     401,170
Deferred financing costs....................................     220,065
Other assets................................................      13,616
                                                              ----------
          Total assets......................................  $2,874,864
                                                              ==========
                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $  586,969
  Accrued expenses..........................................      33,320
                                                              ----------
          Total liabilities.................................     620,289
Shareholders' equity:
  Common stock, $0.01 par value. Authorized 25,000,000
     shares;
     issued and outstanding 5,420,000 shares................      54,200
  Paid-in capital...........................................   3,257,320
  Deficit accumulated during the development stage..........  (1,056,945)
                                                              ----------
          Total shareholders' equity........................   2,254,575
                                                              ----------
Commitments
          Total liabilities and shareholders' equity........  $2,874,864
                                                              ==========

                See accompanying notes to financial statements.

                            2 CONNECT EXPRESS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                STATEMENT OF OPERATIONS AND DEFICIT ACCUMULATED
                          DURING THE DEVELOPMENT STAGE
      PERIOD FROM APRIL 19, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996


Net sales...................................................    $    88,203
Cost of sales...............................................         61,047
                                                                -----------
          Gross profit......................................         27,156
General and administrative expenses:
  Salaries..................................................        408,406
  Professional services.....................................        190,891
  Sales and marketing.......................................        243,103
  Other.....................................................        286,397
                                                                -----------
          Operating loss....................................     (1,101,641)
Interest income.............................................         44,696
                                                                -----------
          Net loss and deficit accumulated during the
           development stage................................    $(1,056,945)
                                                                ===========
Net loss per share..........................................    $     (0.18)
                                                                ===========
Number of shares used in calculating net loss per share.....      5,843,745
                                                                ===========


                See accompanying notes to financial statements.

                            2 CONNECT EXPRESS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
      PERIOD FROM APRIL 19, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

                                                                           DEFICIT
                                         COMMON STOCK                    ACCUMULATED
                                      -------------------                 DURING THE
                                      NUMBER OF     PAR      PAID-IN     DEVELOPMENT
                                       SHARES      VALUE     CAPITAL        STAGE          TOTAL
                                      ---------   -------   ----------   ------------   -----------
Balance, at inception...............         --   $    --   $       --   $        --    $        --
Issuance of common stock on April 19
  & 20, 1996 (founders shares at
  nominal consideration)............  1,900,000    19,000      (19,000)           --             --
Issuance of common stock on May 15,
  1996 ($0.02 per share)............  1,505,000    15,050       15,050            --         30,100
Issuance of common stock on May 17,
  1996 ($0.69 per share)............    515,000     5,150      351,800            --        356,950
Issuance of common stock on August
  30, 1996 ($2.25 per share and net
  of $525,093 of issuance costs)....  1,500,000    15,000    2,834,907            --      2,849,907
Grant of stock options to service
  providers.........................         --        --       74,563            --         74,563
Net loss............................         --        --           --    (1,056,945)    (1,056,945)
                                      ---------   -------   ----------   -----------    -----------
Balance, at December 31, 1996.......  5,420,000   $54,200   $3,257,320   $(1,056,945)   $ 2,254,575
                                      =========   =======   ==========   ===========    ===========

                See accompanying notes to financial statements.

                            2 CONNECT EXPRESS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS
      PERIOD FROM APRIL 19, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

Cash flows from operating activities:
  Net loss..................................................  $(1,056,945)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization expense..................        8,155
     Stock compensation expense.............................       74,563
     Changes in assets and liabilities:
       Accounts receivable..................................      (34,909)
       Prepaid expenses and other assets....................      (81,737)
       Inventories..........................................     (196,998)
       Accounts payable.....................................      586,969
                                                              -----------
       Accrued expenses.....................................       33,320
                                                              -----------
          Net cash used in operating activities.............     (667,582)
Cash flows from investing activities:
  Purchase of property and equipment........................     (409,325)
                                                              -----------
          Net cash used in investing activities.............     (409,325)
                                                              -----------
Cash flows from financing activities:
  Net proceeds from issuance of common stock................    3,236,957
  Deferred financing costs..................................     (220,065)
                                                              -----------
          Net cash provided by financing activities.........    3,016,892
          Net increase in cash..............................    1,939,985
                                                              -----------
Cash, beginning of period...................................           --
                                                              -----------
Cash, end of period.........................................  $ 1,939,985
                                                              ===========

                See accompanying notes to financial statements.

                            2 CONNECT EXPRESS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1) ORGANIZATION, BUSINESS AND RISK FACTORS

  (a) Organization and Business

     2 Connect Express, Inc., (the "Company"), was incorporated in April 1996. The Company intends to become a specialty retailer of Internet, cellular, paging, telephone, satellite and other communication-related products and services under the name "2Connect." Since inception, the Company has developed a business plan for the Company's operations and proposed expansion in South Florida; hired the executive and support personnel necessary to support the Company's proposed expansion in South Florida for the next six months; hired its first market developer and store manager; developed a standard 2Connect store design for its shopping mall and power center stores; engaged a site selection and construction oversight contractor to aid the Company in selecting and securing store sites and to oversee store construction; identified and signed leases for three 2Connect store site locations; identified and commenced negotiations for six additional 2Connect store site locations in South Florida; identified and commenced negotiations with its proposed service providers and product vendors; developed a marketing strategy; and raised an aggregate of $3,236,957 in net proceeds through private offerings. The Company opened its first 2Connect store in Coral Springs, Florida in December 1996.

  (b) Development Stage Company and Risk Factors

     The Company is considered to be a development stage company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company, as a development stage enterprise, has commenced planned principal operations, but has not generated significant revenue therefrom and there is no assurance of future revenues. The Company is subject to a number of risks that may affect its ability to become an operating enterprise or impact its ability to remain in existence, including risks relating to the Company's recent organization, the need for additional capital and/or financing to implement its business plan, the need to negotiate contracts and establish and maintain successful relationships with service providers, reliance on key personnel, the risk of technological obsolescence, the uncertainty of market acceptance of the Company's business concept and competition.

     The Company currently plans to raise additional capital through an initial public offering of its common stock. If the proposed initial public offering is not consummated, the Company plans to seek alternative forms of capital or financing. In the event the Company is unable to obtain the desired capital or financing, management will modify the Company's business plan to delay or eliminate additional store openings and implement measures to significantly reduce operating and capital expenditures planned in 1997. Such actions, if necessary, will enable the Company to remain liquid for the remainder of 1997.

(2) SIGNIFICANT ACCOUNTING POLICIES

  (a) Inventory

     Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The company's inventories consist primarily of high-technology equipment, which is subject to rapid technological obsolescence or reduction in value as a result of new products developed by competitors or normal competitive pressures. The Company periodically estimates an allowance for obsolete inventory based on current market conditions. Changes in the marketplace for high-technology equipment may significantly effect management's estimates.

  (b) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over their useful lives or the term of the related lease, whichever is less.

                            2 CONNECT EXPRESS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Maintenance and repairs are charged to operations when incurred. Substantial expenditures for improvements that increase the capacity or extend the useful lives of the assets are capitalized.

  (c) Impairment of Long-Lived Assets And Long-Lived Assets To Be Disposed Of

     The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment of assets to be held and used is determined by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (d) Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (e) Net Loss Per Share

     Net loss per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. In accordance with a Securities and Exchange Commission Staff Accounting bulletin, common stock and common stock equivalents issued within a twelve-month period prior to the initial filing of a registration statement relating to an initial public offering are treated as outstanding for the entire period (using the treasury stock method and the estimated public-offering price of $3 per share).

  (f) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                            2 CONNECT EXPRESS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) PROPERTY AND EQUIPMENT, NET

     Property and equipment, net at December 31, 1996 consists of the following:

                                                                           ESTIMATED
                                                                          USEFUL LIFE
                                                                          -----------
Store equipment.............................................  $125,957       5 years
Machinery and equipment.....................................    90,700     3-5 years
Furniture and fixtures......................................    23,116       7 years
Leasehold improvements......................................   169,552    Lease term
                                                              --------
                                                               409,325
Less accumulated depreciation and amortization..............    (8,155)
                                                              --------
          Property and equipment, net.......................  $401,170
                                                              ========

(4) INCOME TAXES

     The income tax benefit for the period from April 19, 1996 (date of inception) to December 31, 1996 differed from the amount computed by applying the United States federal income tax rate of 34 percent to the pretax loss as a result of the following:

Computed "expected" tax benefit.............................  $359,361
Increase (reduction) in income taxes resulting from:
  State income taxes, net of federal income tax benefit.....    38,366
  Increase in the valuation allowance for deferred tax
     assets.................................................  (395,420)
  Other.....................................................    (2,307)
                                                              --------
                                                              $     --
                                                              ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1996 are presented below:

Deferred tax assets:
  Net operating loss........................................  $170,435
  Start-up and organizational costs.........................   223,750
  Depreciation..............................................     1,235
  Less: valuation allowance.................................  (395,420)
                                                              --------
          Total net deferred tax asset......................  $     --
                                                              ========

     Realization of deferred tax assets associated with net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration. Management believes that there is a risk that these net operating loss carryforwards may expire unused and, accordingly has established a valuation allowance for the deferred tax asset.

     At December 31, 1996, the Company has net operating loss carryforwards for federal income tax purposes of approximately $453,000, which are available to offset future federal taxable income through 2011.

(5) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of financial instruments (such as accounts receivable, accounts payable and accrued expenses) approximated fair value at December 31, 1996 because of the short maturity of these items.

                            2 CONNECT EXPRESS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) SHAREHOLDERS' EQUITY

  (a) Stock Options

     The Company has two fixed stock option plans. Under the Company's 1996 Stock Option Plan, the Company may grant options for up to 2 million shares of common stock. Under the Directors Stock Option Plan, the Company may grant options to nonemployee members of the Company's board of directors for up to 100,000 shares of common stock, and any options granted fully vest upon grant. Under the 1996 Stock Option Plan, the exercise price of each option must equal or exceed the fair market price of the Company's common stock on the date of grant, and an option's maximum term is 20 years. Under the Directors Stock Option Plan, the exercise price of each option must not be lower than the lesser of (i) the fair market price of the Company's common stock on the date of grant of the option or (ii) what is at the date of grant, the last sale price at which the Company sold shares of its common stock, and an option's maximum term is 10 years. All options granted during the period from April 19, 1996 (date of inception) to December 31, 1996 were granted under the 1996 Stock Option Plan and vest equally over the first, second and third anniversaries of the date of grant, other than options which were granted to an executive officer of the Company to purchase 100,000 shares of common stock, and options which were granted to certain service providers to purchase 98,000 shares of common stock, which are immediately exercisable.

     A summary of the status of the Company's 1996 Stock Option Plan as of December 31, 1996 and changes for the period from April 19, 1996 (date of inception) to December 31, 1996 is presented below:

                                                                        WEIGHTED AVERAGE
                                                              SHARES     EXERCISE PRICE
                                                              -------   ----------------
Outstanding at inception....................................       --        $  --
Granted.....................................................  675,000         1.10
                                                              -------       ------
Outstanding at December 31, 1996............................  675,000         1.10
                                                              =======       ======
Options exercisable at December 31, 1996....................  198,000        $1.24
                                                              =======       ======

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options granted to employees. The exercise price of all stock options granted to employees during the period from April 19, 1996 (date of inception) to December 31, 1996 equaled or exceeded the fair market value of the underlying common stock on the date of grant. Accordingly, no compensation expense has been recognized in connection with stock options granted to employees. Had compensation cost for the Company's stock options granted to employees been determined consistent with Financial Accounting Standards Board Statement No. 123, the Company's net loss for the period from April 19, 1996 (date of inception) to December 31, 1996, would have been increased by approximately $23,000 and net loss per share would have been unchanged. The weighted average fair value per share of options granted to employees during the period from April 19, 1996 (date of inception) to December 31, 1996 is $0.34. The fair value of each option grant is estimated on the date of grant using the minimum-value method with the following assumptions used for grants in 1996: expected dividends of zero; a risk-free interest rate of 6.92 percent; and an expected life of 5 years.

     The Company accounts for stock options granted to service providers based on the fair value of the stock options granted. During the period from April 19, 1996 (date of inception) to December 31, 1996 the Company recorded $74,563 of stock compensation expense related to 98,000 stock options granted to service providers. The fair value of such stock options was estimated on the date of grant using the minimum-value method.

                            2 CONNECT EXPRESS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Voting Trust

     The Company's chief executive officer is the trustee of a voting trust entered into among himself (1,300,000 shares), the Company's director of marketing and store development (300,000 shares) and certain other shareholders of the Company (1,779,500 shares). The voting trust has a term of 10 years expiring June 2006 and applies to all shares of common stock of the voting trust's participants, including shares acquired after entry into the voting trust. Any participant in the voting trust may withdraw any or all of his or her shares of common stock at any time after the Company's initial public offering, if the withdrawn shares are immediately sold pursuant to a bona fide sale to a party who is not a participant in the voting trust. As a result, the Company's chief executive officer has voting control of the Company for all matters in which shareholders vote. The Company's chief executive officer is expected to continue to have voting control even after the completion of the Company's initial public offering.

(7) RELATED PARTY TRANSACTIONS

     A director of the Company is a shareholder of a law firm that received $159,112 in legal fees from the Company during the period from April 19, 1996 (date of inception) to December 31, 1996. At December 31, 1996 the Company owed such law firm $92,181.

(8) COMMITMENTS

  (a) Leases

     The Company is obligated under noncancelable operating leases for office space and a store site location that expire at various dates through 2006. Rent expense for the period from April 19, 1996 (date of inception) to December 31, 1996 was $15,303.

     Minimum future rental payments under noncancelable operating leases as of December 31, 1996 consist of the following:

YEAR ENDING
DECEMBER 31,
------------
  1997.............................................................  $ 99,107
  1998.............................................................   103,030
  1999.............................................................   103,508
  2000.............................................................   106,924
  2001.............................................................    92,241
 Thereafter........................................................   296,896
                                                                     --------
                                                                     $801,706
                                                                     ========

     In addition to the minimum future rental payments due under the store lease, the Company is required to pay an annual amount equal to 6% of the store's annual adjusted gross revenue (as defined in the lease agreement) in excess of approximately $1,500,000.

                            2 CONNECT EXPRESS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Employment Agreements

     The Company has entered into employment agreements with several of its officers and employees including the president. Under the terms of these agreements, the Company is obligated to pay base salaries over the next three years as follows:

YEAR ENDING
DECEMBER 31,
------------
   1997.............................................................  401,130
   1998.............................................................  150,000
   1999.............................................................   68,750

(9) SUBSEQUENT EVENTS

     During January 1997, the Company entered into two noncancelable operating leases for store site locations that expire in 2002.

     Minimum future rental payments under these noncancellable operating leases consist of the following:

YEAR ENDING
DECEMBER 31,
------------
   1997.....................................................  $ 75,699
   1998.....................................................   100,932
   1999.....................................................   101,949
   2000.....................................................   105,924
   2001.....................................................   108,144
   2002.....................................................    27,120
                                                              --------
                                                              $519,768
                                                              ========

             ======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    15
Dividend Policy.......................    15
Capitalization........................    16
Dilution..............................    17
Selected Financial Information........    18
Management's Plan of Operation........    19
Proposed Business.....................    22
Management............................    34
Executive Compensation................    37
Certain Transactions..................    39
Principal Shareholders................    40
Description of Securities.............    41
Shares Eligible for Future Sale.......    43
Underwriting..........................    44
Legal Matters.........................    45
Experts...............................    46
Additional Information................    46
Index to Financial Statements.........   F-1

                             ---------------------
       UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================
             ======================================================

                            [2 CONNECT EXPRESS LOGO]


                                 700,000 UNITS


                           -------------------------
                                   PROSPECTUS
                           -------------------------
                           STERNE, AGEE & LEACH, INC.
                                            , 1997

             ======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors or officers. The Bylaws provide further that the Company shall indemnify to the fullest extent permitted by Florida law any person made a party to an action or proceeding by reason of the fact that such person was director, officer, employee or agent of the Company. The Bylaws also provide that directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company to the maximum extent permitted by Florida law.

     Prior to the offering, the Company expects to enter into separate indemnification agreements with its officers and directors containing provisions which are in some respect broader than the specific indemnification provisions contained in the Company's Bylaws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

     Reference is made to the following documents filed as Exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                      EXHIBIT NUMBER
--------                                                      --------------
Underwriting Agreement......................................       1.1
Registrant's Articles of Incorporation......................       3.1
Registrant's Bylaws.........................................       3.2

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the Representatives' nonaccountable expense allowance, payable in connection with the sale of the Common Stock being registered hereby. All amounts are estimates, except the registration fee and the NASD filing fee.

ITEM                                                           AMOUNT
----                                                          --------
SEC registration fee........................................  $  7,871
NASD filing fee.............................................     3,097
Nasdaq listing fee..........................................     7,000
Blue Sky fees and expenses..................................    60,000
Printing and engraving expenses.............................    55,000
Road show expenses..........................................    15,000*
Legal fees and expenses.....................................   220,000
Auditors' fees and expenses.................................    50,000
Transfer Agent and Registrar fees...........................     3,500
Miscellaneous expenses......................................    16,532
                                                              --------
  Total.....................................................  $438,000
                                                              ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of the transactions by Registrant since the Registrant's incorporation on April 19, 1996, involving sales of Registrant's securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

     On April 19 and 20, 1996, the founding shareholders of the Company (Marc Fishman, Kevin Killoran, Allan Fishman, Thomas Vittor, Richard Gurian, Tim Flavin, Charles Northington, Richard Thal, David Lansburgh, Scott Zimmerman, David Kusiel, Lowell Williams, John Semyan, and James Holbrook) received 1,900,000 shares of Common Stock for no consideration. The issuances of these 1,900,000 shares were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Act. In addition, the recipients of the 1,900,000 shares of founders' Common Stock represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates.

     On May 15, 1996, the Company closed a $30,100 offering of 1,505,000 shares of Common Stock at $.02 per share. The purchasers of the Common Stock at $.02 per share (Allan Fishman, Thomas Vittor, Scott Zimmerman, Robert S. Davimos, Jeannine Gurian, Henry Allen, Philip Gurian, Robert Zara, Bauman Ltd., Gary Kelman, H&H Partnership, Laura Fiero, Reinerman Ltd., Arnold Jaffee, Yale Fishman, Leon Katz, Logan Davis, Nathan Nacklas, Richard H. Davimos, Jr., and Osmond Howe) would have forfeited their shares if they failed to purchase shares of Common Stock in subsequent offerings so that the Company would have received $350,000 in capital contributions by the consummation of the first follow-up offering of Common Stock, and $2,500,000 in capital contributions by the consummation of the second follow-up offering of Common Stock.

     On May 17, 1996, the Company closed a $356,950 offering of 515,000 shares of Common Stock at $.69 per share (purchasers: Richard Gurian, Robert S. Davimos, Jeannine Gurian, H&H Partnership, Richard H. Davimos, Richard H. Davimos, Jr., John L. Davimos, Melissa Warman, Carol Miller, Mario Arace, Lynn Tilton, Osmond Howe, Frank Hernandez, Wayne Sewell, Michael Clair, Elliot Starman, J. Barrie Farrington, Timothy Gula, and Don Brennan). The issuance of the 1,505,000 shares of Common Stock at $.02 per share and the 515,000 shares of Common Stock at $.69 per share were deemed exempt from registration under the Securities Act in reliance on Rule 506 promulgated under the Securities Act.

     All recipients had adequate access to information about the Registrant. The Registrant believes that all of the purchasers of the Common Stock in this offerings at $.02 per share and $.69 per share were accredited investors as defined in Rule 501 promulgated under the Securities Act.

     On August 30, 1996, the Company closed a $3,375,000 offering of 1,500,000 shares of Common Stock at $2.25 per share. Sovereign Equity Management Corporation, the Managing Underwriters in this offering, served as the Placement Agent in the 1,500,000 share offering, for which it received a fee in the form of a Placement Agent's discount of $337,500 (10% of the gross proceeds of this offering) and a non-accountable expense allowance of $101,250 (3% of the gross proceeds of this offering). The Company believes that the issuance of the 1,500,000 shares of Common Stock at $2.25 per share was deemed exempt from the registration requirements of the Securities Act in reliance on Rule 506 promulgated under the Securities Act. All recipients of the Common Stock in this offering at $2.25 per share were "accredited investors" within the meaning of Rule 501 promulgated under the Securities Act and had adequate access to the information about the Registrant, and the recipients represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution. Appropriate legends were affixed to the share certificates. The Registrant believes that all of the purchasers of the Common Stock in the $2.25 per share offering were accredited investors as defined in Rule 501 promulgated under the Securities Act.


     On April 22, 1997, Bruce S. Foerster acquired 5,000 shares of Common Stock from the Company pursuant to the exercise of options under the 1996 Stock Option Plan for an exercise price of $100 pursuant to an exemption from registration under Sections 3(b) and 4(2) of the Securities Act.

ITEM 27.  EXHIBITS

     (a)  Exhibits


 1.1     --  Form of Underwriting Agreement*
 3.1     --  Articles of Incorporation of Registrant, as amended to date*
 3.2     --  Bylaws of Registrant*
 4.1     --  Specimen Stock Certificate of Registrant*
 4.2     --  Specimen Unit Certificate of Registrant*
 4.3     --  Form of Warrant Agreement**
 4.4     --  Form of Representative's Warrant Agreement*
 5.1     --  Opinion of Baker & McKenzie*
 9.1     --  Voting Trust Agreement with Marc D. Fishman*
10.1     --  1996 Stock Option Plan*
10.2     --  Directors' Option Plan*
10.3     --  Amended and Restated Employment Agreement with Marc D.
             Fishman dated as of 4/1/97*
10.4     --  Employment Agreement with Steve Stedman dated June 17, 1996*
10.5     --  Employment Agreement with Michael Wichelns dated June 17,
             1996*
10.6     --  Employment Agreement with Jeff Manly dated June 17, 1996*
10.7     --  Form of Indemnification Agreement between Registrant and
             Marc D. Fishman*
10.8     --  Form of Indemnification Agreement between Registrant and
             Steven Stedman*
10.9     --  Form of Indemnification Agreement between Registrant and
             Jeff Manly*
10.10    --  Form of Indemnification Agreement between Registrant and
             Kevin Killoran*
10.11    --  Form of Indemnification Agreement between Registrant and Ira
             Neimark*
10.12    --  Form of Indemnification Agreement between Registrant and
             David Colby*
10.13    --  Form of Indemnification Agreement between Registrant and
             Lynn Tilton*
10.14    --  Form of Indemnification Agreement between Registrant and
             Arnold Jaffee*
10.15    --  Form of Lock-up Agreement*
23.1     --  Consent of KPMG Peat Marwick LLP**
23.2     --  Consent of Baker & McKenzie (included as part of Exhibit
             5.1)*
24.1     --  Powers of Attorney (included on signature page)*
27       --  Financial Data Schedule (for SEC use only)*


---------------

 * Previously filed.
** Filed herewith.

     (b) Financial Statement Schedules: None

ITEM 28.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement;

             (iii) To include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and this offering of the securities at that time to be the initial bona fide offering.

          (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

          (4) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b) (1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Plantation, State of Florida on April 24, 1997.


                                          2CONNECT EXPRESS, INC.

                                          By:       /s/ MARC D. FISHMAN
                                            ------------------------------------
                                                      Marc D. Fishman
                                             President, Chief Executive Officer
                                                 and Chairman of the Board


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



                 /s/ MARC D. FISHMAN                   President, Chief Executive        April 24, 1997
-----------------------------------------------------    Officer and Chairman of the
                   Marc D. Fishman                       Board of Directors (Principal
                                                         Executive Officer)

                 /s/ STEVE STEDMAN*                    Vice President, Finance and       April 24, 1997
-----------------------------------------------------    Chief Financial Officer
                    Steve Stedman                        (Principal Financial and
                                                         Accounting Officer)

                  /s/ IRA NEIMARK*                     Director                          April 24, 1997
-----------------------------------------------------
                     Ira Neimark

                  /s/ DAVID COLBY*                     Director                          April 24, 1997
-----------------------------------------------------
                     David Colby

                  /s/ LYNN TILTON*                     Director                          April 24, 1997
-----------------------------------------------------
                     Lynn Tilton

                 /s/ ARNOLD JAFFEE*                    Director                          April 24, 1997
-----------------------------------------------------
                    Arnold Jaffee

              *By: /s/ MARC D. FISHMAN
  ------------------------------------------------
                   Marc D. Fishman
                  Attorney-in-fact

                                 EXHIBIT INDEX


                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                   EXHIBIT                                PAGES
-------                                  -------                             ------------
23.1       --  Consent of KPMG Peat Marwick LLP